Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

MURRAY, INC. and

MURRAY CANADA CO.

jointly and severally as Sellers

and

BRIGGS & STRATTON POWER PRODUCTS GROUP, LLC and

BRIGGS & STRATTON CANADA INC.

as Buyers

January 25, 2005

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1	-	List of Murray U.S. Assigned Contracts
Exhibit A-2	-	List of Murray Canada Assigned Contracts
Exhibit B	-	Form of Bill of Sale
Exhibit C	-	Form of Instrument of Assignment and Assumption
Exhibit D	-	Cure Costs
Exhibit E	-	Intentionally Omitted
Exhibit F	-	Assumed Real Property
Exhibit G	-	Form of Transition Supply Agreement
Exhibit H	-	Form of Escrow Agreement
Exhibit I	-	Form of Trademark Assignment Agreement
Exhibit J	-	Form of Domain Name Assignment Agreement
Exhibit K	-	Form of Patent Assignment Agreement
Exhibit L	-	Tax Allocation Schedule
Exhibit M	-	Form of Bailment Agreement
Exhibit N	-	Capital Expenditures
Exhibit O	-	Permitted Liens
Exhibit P	-	October DIP Budget
Exhibit Q	-	Intentionally Omitted
Exhibit R	-	Intentionally Omitted
Exhibit S	-	Transition Period Contracts
Exhibit T	-	Consistency Exceptions

Schedules	Referenced in:
Section 2.1 of the Disclosure Schedules	Section 1.1(a)
Section 5.3 of the Disclosure Schedules	Section 5.3
Section 5.6(a) of the Disclosure Schedules	Section 5.6(a) and Section 5.6(c)(i)
Section 5.6(b) of the Disclosure Schedules	Section 5.6(b)
Section 5.7(a) of the Disclosure Schedules	Section 5.7(a)
Section 5.7(b) of the Disclosure Schedules	Section 5.7(b)
Section 5.7(c) of the Disclosure Schedules	Section 5.7(c)
Section 5.7(e) of the Disclosure Schedules	Section 5.7(e)
Section 5.8(b) of the Disclosure Schedules	Section 5.8(b)
Section 5.8(c) of the Disclosure Schedules	Section 5.8(c)
Section 5.8(d) of the Disclosure Schedules	Section 5.8(d)
Section 5.9(a) of the Disclosure Schedules	Section 5.9(a) and Section 5.9(b)
Section 5.11 of the Disclosure Schedules	Section 5.9(b) and Section 5.11
Section 5.9(c) of the Disclosure Schedules	Section 5.9(c)
Section 5.9(d) of the Disclosure Schedules	Section 5.9(d)
Section 5.9(a)(iii) of the Disclosure Schedules	Section 5.14(a)
Section 5.10 of the Disclosure Schedules	Section 5.10
Section 5.9(b) of the Disclosure Schedules	Section 5.9(b)
Section 5.12 of the Disclosure Schedules	Section 5.12
Section 5.13 of the Disclosure Schedules	Section 5.13

Section 5.14(a) of the Disclosure Schedules	Section 5.14(a) and Section 5.14(b)
Section 5.14(b) of the Disclosure Schedules	Section 5.14(b)
Section 5.14(c) of the Disclosure Schedules	Section 5.14(c)
Section 5.14(d) of the Disclosure Schedules	Section 5.14(d)
Section 5.15(a) of the Disclosure Schedules	Section 5.15(a)
Section 5.15(b) of the Disclosure Schedules	Section 5.15(b)
Section 5.15(c) of the Disclosure Schedules	Section 5.15(c)
Section 5.15(d) of the Disclosure Schedules	Section 5.15(d)
Section 5.16 of the Disclosure Schedules	Section 5.16
Section 5.17 of the Disclosure Schedules	Section 5.17
Section 5.18 of the Disclosure Schedules	Section 5.18
Section 5.19 of the Disclosure Schedules	Section 5.19
Section 5.20 of the Disclosure Schedules	Section 5.20
Section 5.21 of the Disclosure Schedules	Section 5.21
Section 5.22 of the Disclosure Schedules	Section 5.22
Section 5.23(a) of the Disclosure Schedules	Section 5.23(a)
Section 5.23(b) of the Disclosure Schedules	Section 5.23(b)
Section 5.24 of the Disclosure Schedules	Section 5.24
Section 7.1(a) of the Disclosure Schedules	Section 7.1(a)
Section 7.9(b) of the Disclosure Schedules	Section 7.9(b)

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of January 25, 2005, by and among Briggs & Stratton Power Products Group, LLC, a Delaware limited liability company (“Briggs U.S.”) and Briggs & Stratton Canada Inc., a corporation incorporated under the laws of the Province of Ontario (“Briggs Canada” and together with Briggs U.S. “Buyers” and each a “Buyer”), Murray, Inc. a Tennessee corporation on behalf of itself and any of its successors and assigns, including any liquidating trust, if any, created pursuant to any plan of reorganization (“Murray U.S.”), Murray Canada Co., an unlimited liability company organized and subsisting under the laws of the Province of Nova Scotia, Canada (“Murray Canada” and together with Murray U.S. “Sellers” and each a “Seller”), on the other hand.

WHEREAS, Murray U.S. filed a voluntary petition (the “Petition”) under Title 11 of the United States Code, 11 U.S.C. §§ 101, et. seq. (the “Bankruptcy Code”) on November 8, 2004 (the “Petition Date”) through which it has commenced a chapter 11 case (the “Case”) in the United States Bankruptcy Court for the Middle District of Tennessee (the “Bankruptcy Court”);

WHEREAS, the Buyers desire to purchase from the Sellers and the Sellers desire to sell to the Buyers the Acquired Assets (as hereinafter defined) upon the terms and conditions set forth in this Agreement:

(a) Under sections 363 and 365 of the Bankruptcy Code and the applicable Federal Rules of Bankruptcy Procedure, Briggs U.S. desires to purchase from Murray U.S., and Murray U.S. desires to sell to Briggs U.S. the U.S. Acquired Assets (as hereinafter defined);

(b) Briggs Canada desires to purchase from Murray Canada, and Murray Canada desires to sell to Briggs Canada, the Canadian Acquired Assets (as hereinafter defined);

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a).

“Accounts Receivable” means all gross accounts and notes receivable of the Sellers, including trade accounts receivable (including accounts receivable for any product shipped prior to but not invoiced as of, the Closing Date) outstanding as of the Closing Date and any other rights to receive payment for sales as of the Closing Date in respect of goods shipped, products sold or services rendered prior to the Closing Date.

“Acquired Assets” means all of the Sellers’ right, title and interest of every kind and nature in and to all assets owned or leased by the Sellers as of the Closing Date (or with respect to the Assumed Contracts of Murray U.S., as of the date of assumption and assignment to Briggs U.S.) including indirect and other forms of beneficial ownership, be they real or personal, tangible or intangible, fixed or current, wherever located and by whomever possessed, including without limitation, all of the following assets, but excluding the Excluded Assets:

(i) except for the Delinquent Accounts Receivable, all Accounts Receivable and any other current or non-current accounts and notes receivable, including any note or right of payment with respect to sale of the Murray Suzhou Interests, trade accounts receivable or right to receive payment;

(ii) all Inventory, including all stock in trade, merchandise, goods, supplies and other products and all of the raw materials, work-in-process, and finished products;

(iii) all machinery, equipment (including all transportation equipment), fixtures, trade fixtures and computer equipment wherever located, including, without limitation, all such items which are located in any building, warehouse, office or other space leased, owned or occupied in connection with the Business, including the items listed on Section 2.1 of the Disclosure Schedules but excluding any non-operations related fixtures, furniture, office equipment and telephone systems (collectively those assets in this clause (iii), the “Fixed Assets”);

(iv) all Assumed Contracts and the Transition Period Collections;

(v) all confidentiality, noncompete or nondisclosure agreements executed by current or former vendors or suppliers of the Sellers or other third parties, in each case, relating to the Business, (a) to the extent the same are held by Murray U.S. and are assignable under Section 365 of the Bankruptcy Code without the consent of the third party or parties to such agreements or (b) if not so assignable, to the extent consented to by the third party or third parties to such agreements;

(vi) the Sellers’ interest in all applicable approvals, certifications, registrations or listings for products currently manufactured or sold by the Sellers, including but not limited to ANSI, UL, CPSC, CE and EMC, to the extent the same are assignable (the “Transferable Certifications and Registrations”);

(vii) all books and records, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items of the Sellers, including books of account, all customer lists, billing records and other customer correspondence relating to the Business;

(viii) all of the rights or causes of action of any of the Sellers against a third party related to the Acquired Assets, the operation of the Business or the Assumed Obligations or Assumed Contracts arising out of transactions occurring prior to the Closing Date, except where such rights or causes of action relate to Excluded Liabilities and except for the Excluded Claims and direct or derivative causes of actions of the Sellers shareholders and/or creditors against present and former officers and directors of the Sellers for acts, omissions or events occurring prior to the Closing Date; to the extent such rights or causes of action relate to both Assumed Obligations and Excluded Liabilities, the applicable Buyer and Seller shall share such rights or causes of action in the same proportion as their respective liabilities bear to the total liability relating to those rights, claims or causes of action;

(ix) all Business Intellectual Property (including all Intellectual Property used in connection with the Business), together with all related income, royalties, damages and payments due or payable at the Closing or thereafter (including, without limitation, damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property;

(x) except for rights relating to Excluded Assets, Excluded Liabilities and/or Excluded Claims, all rights under any insurance policies which cover risks associated with the Business or the Acquired Assets other than director and officer insurance policies and any insurance policies maintained pursuant to or in connection with Employee Benefit Plans, (a) to the extent owned by Murray U.S. and assignable under Section 365 of the Bankruptcy Code or otherwise without the consent of the third party or parties to such policies; or, (b) if not so assignable, to the extent consented to by the third party or parties to such policies;

(xi) all Vendor Deposits, all promotional allowances, vendor rebates and similar items;

(xii) all office supplies, production supplies, spare parts and other miscellaneous supplies wherever located;

(xiii) the right to receive and retain mail, Accounts Receivable payments and other communications (other than communications between the Sellers and their outside counsel);

(xiv) all advertising, marketing and promotional materials and all other printed or written materials;

(xv) the Business Names and all goodwill as a going concern and all other intangible properties;

(xvi) all 1-800 telephone numbers used for product warranty purposes; and

(xvii) all Tax refunds, rebates, credits and similar items attributable to the Acquired Assets with respect to taxable periods beginning on or after the Closing Date and any portion of such refund, rebate, credit or similar item with respect to a Straddle Period that is attributable to the portion of such Straddle Period beginning after the Closing; and

(xviii) the Assumed Real Property, if any.

“Administrative Claims” shall mean any and all claims (other than claims of the Buyers and their Affiliates) which are granted priority or superpriority in the Case by order of the Bankruptcy Court pursuant to Bankruptcy Code Sections 364, 503 and 507. Murray U.S.’s Administrative Claims budget has been delivered to Buyers prior to the date hereof.

“Affiliate” means, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the stock or other interests having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person and (iii) each of such Person’s officers, directors, joint venturers, managers and partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly on a current or contingent basis, of the power to direct or cause the direction of its management or policies, whether through the ownership or voting securities, by contract or otherwise.

“ANSI” means American National Standards Institute.

“Assumed Contracts” means any contract, agreement, real or personal property lease, commitment, understanding or instrument to the extent assigned under Section 365 of the Bankruptcy Code without the consent of the third party or parties to such agreements, to the extent otherwise assignable without the consent of the third party or parties to such agreement, or, if not so assignable, to the extent consented to by the third party or parties to such agreements, and any and all customer deposits, customer advances and credits, security deposits and letters of credit related to any such agreements in any case which:

(a) with respect to Murray U.S. is (x) listed on Exhibit A-1 or (y) which is assumed and assigned to Buyers pursuant to Section 2.5; and

(b) with respect to Murray Canada is listed on Exhibit A-2 (which Exhibit may be amended to make additions at any time prior to the Closing Date).

“Assumed Obligations” means only the following specific liabilities and obligations of the Sellers:

(a) amounts due and to become due on Assumed Contracts after the later of Closing Date or the date on which such Assumed Contracts are assumed by Murray U.S. and assigned to Buyers pursuant to Section 365 of the Bankruptcy Code including the Assignment Cure Amounts;

(b) to the extent any contract or lease on Exhibit O is designated an Assumed Contract, amounts payable as set forth on Exhibit O (which Exhibit may be amended only with the prior written consent of the Buyers), with respect to the Permitted Liens;

(c) amounts due and to become due to 575636 Ontario Limited operating as Global Distribution and Warehousing (“Global”), pursuant to that office storage agreement listed on Exhibit A-2 between Murray Canada Co. and Global for the property located at 1195 Courtney Park Drive, Mississauga, Ontario, Canada (the “Canadian Lease Obligations”);

(d) except to the extent already addressed or agreed to be paid by Briggs U.S. under the Transition Supply Agreement, Briggs U.S. shall pay costs actually incurred by Murray U.S. due to Section 2.5 with respect to its Executory Contracts (other than the Pre-Petition Credit Agreement, the Post-Petition Credit Agreement, any pre-Closing contract or agreement with Tomkins Corporation or any of its Affiliates or relating to any Employee Benefit Plan or Foreign Plan) after the Closing Date and prior to confirmation of Murray U.S.’s bankruptcy plan that would not have been incurred had Briggs U.S. provided its consent to reject such contracts on the Closing Date; and

(e) any and all Taxes for which Buyer is liable under Section 7.8.

“Assumed Real Property” means that Owned Real Property of Murray U.S. and Murray Canada which is set forth by Buyers on Exhibit F.

“Avoidance Actions” means any and all actions for relief of Murray U.S. under Chapter 5 of the Bankruptcy Code.

“B&S Payables” means any account payable, obligation, liability, or amount owed under any contract or agreement (other than this Agreement) to B&S, any Buyer (or any of their Affiliates) by either Seller or any of their Affiliates.

“Bill of Sale” means each Bill of Sale to be executed and delivered by each Seller at the Closing, substantially in the form of Exhibit B attached hereto.

“Business” means the activities carried on by the Sellers for their lawn mower, snow blower, chore products, bicycle and recreation products businesses and any other lawn, garden, snow, recreation or chore products businesses operated by the Sellers as of the date of this Agreement.

“Business Day” means any day other than Saturday, Sunday and (i) any day which is a legal holiday under the laws of the State of New York or a day on which banking institutions in such state are authorized by law or other governmental action to close; or (ii) a statutory holiday under the laws of the Province of Ontario or a day on which banking institutions in such Province are authorized by law or other governmental action to close.

“Business Names” means, to the extent owned by either Seller, any legal or trade name under which the Business is or has been conducted, including (i) any current or former legal or trade name of either Seller, including “Murray”, “Murray, Inc.”, “Murray Canada Co.” and (ii) any Prior Name of Murray U.S. or Murray Canada.

“Buyer Financing Amount” means the aggregate unpaid amount of all amounts which have been advanced by the Buyers (or their Affiliates) to the Sellers after the date hereof.

“Buyer Representatives” means the Buyers’ accountants, employees, counsel, environmental consultants, financial advisors and other authorized representatives.

“Canadian Lease Obligations” has the meaning assigned in the definition of Assumed Obligations.

“Canadian Tax Elections” means elections filed by Murray Canada and Briggs Canada under the Income Tax Act (Canada), Excise Tax Act (Canada), Corporations Tax Act (Ontario), and such other taxation statutes in Canada or the Province of Ontario in connection with the transfer of the Canadian Acquired Assets.

“Capital Expenditure Adjustment Amount” shall mean the amount of those capital expenditures actually made or incurred by the Sellers prior to the Closing Date with respect to their fiscal year ending 2006 “green” season (x) which, with respect to such expenditures made prior to the date hereof, the amount of such expenditures have been set forth on Exhibit N hereto (which Exhibit may be amended only with the prior written consent of the Buyers) plus (y) with respect to such expenditures made or incurred after the date hereof, the Sellers have obtained the Buyers prior written consent.

“Cash and Cash Equivalents” means with respect to any Person any cash and cash equivalents of such Person which are not Vendor Deposits, including to the extent the following are not Vendor Deposits: (i) short-term investments, (ii) uncollected checks issued to such Person and funds in transit to such Person (but only to the extent not otherwise already included in Current Assets), and excluding (i) uncollected checks issued by such Person and funds in transit from such Person.

“CE” means Certification of Conformance with EU Directives.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or any other comparable state, foreign or international law.

“Claim” or “Claims” shall have the meaning set forth in Section 101(5) of the Bankruptcy Code, including, without limitation, any right to receive payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, contested, uncontested, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right to receive payment from, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, contested, uncontested, secured, or unsecured.

“COBRA” means Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Act” means the Competition Act, R.S., 1985, c. C-34, as amended, and the relevant rules and regulations thereunder.

“Confidential Information” shall have the meaning specified in the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 2, 2001 (as amended on May 12, 2004), among Briggs & Stratton Corporation, D’Long International Strategic Investment Co., Ltd., Belfry Group, LLC, dba D’Long Capital Management, Summersong Investment Inc. and Murray Inc.

“CPSC” means U.S. Consumer Product Safety Commission.

“Current Assets” shall mean the Accounts Receivable and Inventory of the Sellers, in each case determined in accordance with GAAP, except that Inventory will be reflected at the gross amount thereof with no reserves and that Accounts Receivable will reflected at the full face value thereof with no reserves for uncollectible accounts or for any setoffs, reserves or deductions taken or threatened to be taken by payees under any Accounts Receivable with respect to the Sellers’ actual or perceived inability to honor any product liability, warranty or similar claim or liability. The Estimated Working Capital Statement and the October 2004 debtor in possession financing budget attached hereto as Exhibit P (the “October DIP Budget”) shall be prepared on a consistent basis except for the exceptions set forth on Exhibit T (the “Consistency Exceptions”). Current Assets shall be expressed in U.S. Dollars (using an exchange rate of CDN Dollars to U.S. Dollars as published in the Wall Street Journal five (5) Business Days prior to the Closing Date).

“Delinquent Accounts Receivable” means those Accounts Receivable of the Sellers (x) having an original scheduled maturity date of 90 days or less following the date of invoice and (y) existing as of the date of Closing which, as of the ninetieth (90th) day following the Closing, have not been collected in full or if, if partially collected, to the extent not fully collected.

“D’Long” means D’Long International Strategic Investment Co. a company registered under the laws of China.

“Domain Name Assignment Agreement” means each Domain Name Assignment Agreement substantially in the form of Exhibit J attached hereto, between each applicable Seller and each applicable Buyer dated as of the Closing Date.

“EMC” means Electromagnetic Field Certification.

“Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA and each other benefit plan, program or arrangement of any kind at any time maintained, sponsored, contributed or required to be contributed to by Murray U.S., any of its Subsidiaries or any ERISA Affiliate or with respect to which Murray U.S., any of its Subsidiaries or any ERISA Affiliate has any Liability, other than a Foreign Plan.

“Encumbrances” means any mortgages, pledges, liens (statutory or other), charges, hypothecation, security interests, conditional and installment sale agreements, encumbrances and charges of any kind.

“Environmental and Safety Requirements” means all federal, state, provincial, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that at any relevant time is treated as a single employer with any of the Sellers or any of their Affiliates pursuant to Section 414 of the Code.

“Excluded Claims” means the Avoidance Actions and the Recall Claims.

“Excluded Employee Benefits Liabilities” means any Liability whenever arising or occurring, relating to (x) any Foreign Plan, including any Foreign Plan sponsored, maintained or contributed to or for the benefit of employees or former employees of Murray Canada or its predecessors or with respect to which Murray Canada has any actual or potential Liability or (y) any Employee Benefit Plan.

“Excluded Environmental Liabilities” means any Liability or investigatory, corrective or remedial obligation, whenever arising or occurring, arising under Environmental and Safety Requirements, as amended or in effect prior to or as of the Closing, with respect to either Seller or any of their predecessor(s), Subsidiaries or Affiliate(s), their respective past or current properties or facilities, the Business or the Acquired Assets (including without limitation any such liability arising from the on-site or off-site Release, threatened Release, treatment, storage, disposal, or arrangement for disposal of Hazardous Substances) whether or not constituting a breach of any representation or warranty herein and whether or not set forth on any disclosure schedule attached hereto.

“Excluded Real Property” means all Owned Real Property of Murray U.S. or Murray Canada which is not Assumed Real Property, including the Owned Real Property of Murray U.S. located at: (a) 1165 Rochelle Road, McKenzie, TN; (b) 210 American Drive, Jackson, TN; (c) 100 Hannon Drive, Lawrenceburg, TN; (d) 219 Franklin Road, Brentwood, TN; (e) Highway 43, Lawrenceburg, TN; and (f) Grinnell Drive, Lawrenceburg, TN; provided, that, nothing in this Agreement shall designate any personal property or fixtures located on any Owned Real Property as an Excluded Asset.

“Facilities” means the Leased Real Property and the Owned Real Property.

“Final Order” means, for purposes of the consents required from any Governmental Entities, an action by any such Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, or where the time period for any further action by such Governmental Entity has expired without further action by such Governmental Entity. Notwithstanding the foregoing, in the case of any consent required of a Governmental Entity, such consent by such Governmental Entity shall be deemed a Final Order even if there is a timely request for stay, appeal, reconsideration, review or rehearing challenging the action by such Governmental Entity, unless (x) such challenge has a substantial probability of success on its merits or (y) such challenge, if successful, would have a Material Adverse Effect.

“Financing Order” means the Final Order (i) Authorizing Murray U.S. to Obtain Post-petition Financing Pursuant to 11 U.S.C. Section 364, (II) Authorizing Murray U.S.’ Use of Cash Collateral Pursuant to Section 363, (III) Granting Adequate Protection Pursuant to 11 U.S.C. Sections 361, 363 and 364, and (IV) Modifying the Automatic Stay Pursuant to 11 U.S.C. Section 362 dated December 6, 2004.

“Fixed Assets” has the meaning assigned in the definition of Acquired Assets.

“Foreign Plan” means any compensation or benefit plan, program or arrangement sponsored, maintained or contributed or required to be contributed to by either Seller or with respect to which either Seller has any Liability, in each case for individuals located outside the United States.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any Tax Authority and any federal, state, provincial, local or foreign governmental or regulatory authority, department, agency, commission, body or other governmental entity.

“GST Tax” means, that seven percent (7%) GST tax to the extent required to be collected and remitted by Murray Canada to a Canadian Tax Authority in connection with this transaction in the event an exemption or election from such tax is not available.

“Hazardous Substances” means (i) any petrochemical or petroleum products, lead based paint, oil, coal tar, or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation or other equipment that contains dielectric fluid which may contain polychlorinated biphenyls, and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “solid wastes,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” under any applicable Environmental and Safety Requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the relevant rules and regulations thereunder.

“Indebtedness” of any entity means without duplication: (i) all obligations of such entity for borrowed money (including, without limitation, any indebtedness owed to any shareholder) or which has been incurred in connection with the acquisition of property, assets or services, (ii) obligations secured by any Encumbrance upon property or assets owned by such entity, even though such entity has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity, whether or not the rights and remedies of the lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, (iv) capitalized rentals under any capitalized lease, and (v) any obligations of such entity resulting from such entity guaranteeing any other entity’s indebtedness.

“Instrument of Assignment and Assumption” means each Instrument of Assignment and Assumption to be executed and delivered by the applicable Buyer and the applicable Seller at the Closing, substantially in the form of Exhibit C attached hereto.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures, (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and internet domain names, together with all goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works, (iv) registrations and applications for any of the foregoing, (v) trade secrets, confidential information and inventions and (vi) rights under any license agreements for any of the foregoing.

“Intellectual Property Documents” means each of the Trademark Assignment Agreements, the Domain Name Assignment Agreements and the Patent Assignment Agreements.

“Inventory” shall mean the Sellers’ gross inventory.

“Investment Canada Act” means the Investment Canada Act, R.S., 1985, c. 38 (1st Supp.), as amended, and the relevant rules and regulations thereunder;

“Key Executives” means each of the following executives: G. Alan Shaw, Brian P. Callahan, David Guilbert, Randy Ballard, Danny Nelms, Fred Selman, Derek Boulton, Gary Watts and Kenneth Shropshire.

“Knowledge” means, with respect to each Seller, as to a particular matter, the knowledge of the Key Executives, it being understood that such knowledge may be established (i) by producing documentation existing prior to the Closing Date (including in e-mail, computer files and the like) that was sent or received by any of the Key Executives, (ii) by an admission by any of the Key Executives that he had actual knowledge of the matter in question or (iii) by establishing that either Seller or any of their Affiliates received written notice prior to the Closing Date with respect to the matter in question addressed to any of the Key Executives or to one of their respective direct reports.

“Liability” means any liability, obligation or potential liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including, without limitation, any liability for levies, premiums or Taxes or under any Environmental and Safety Requirement.

“Material Adverse Effect” means any change or changes in, or effect on Murray U.S., Murray Canada, the Business or the Acquired Assets taken as a whole, regardless of whether known by either Buyer at any time, that is individually, or in the aggregate, is or could reasonably be expected to be materially adverse the Business or the Acquired Assets taken as a whole other than (i) any change or effect in any way resulting from or arising in connection with this Agreement or any of the transactions contemplated hereby (including any announcement with respect to this Agreement or any of the transactions contemplated hereby and the need, if any, of the Sellers to serve notices on employees required to eliminate or mitigate the Sellers’ liabilities under the WARN Act); or (ii) any change or effect resulting from or arising in connection with Murray U.S.’ current status as a filer under Chapter 11 of the Bankruptcy Code.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Murray Europe” means Murray Europe Limited, a company registered under the laws of England and Wales with company number 04063818.

“Murray Suzhou Interests” means those limited partnership interests in the Murray Suzhou Joint Venture representing Murray U.S.’ previously held twenty five percent (25%) ownership interest.

“October DIP Budget” has the meaning assigned in the definition of Current Assets.

“Murray Suzhou Joint Venture” means that joint venture between Murray U.S. and Shen Yang Hejin Holding Investment Co. Ltd. created pursuant to that Joint Venture Agreement dated February 24, 2002, in which Murray U.S. previously held a twenty five percent (25%) limited partnership interest.

“Parent” means Summersong Investment Inc., a company established under the laws of the British Virgin Islands.

“Patent Assignment Agreement” means each Patent Assignment Agreement substantially in the form of Exhibit K attached hereto, between each applicable Seller and each applicable Buyer dated as of the Closing Date.

“Permitted Liens” means those certain liens and other security interests identified in Exhibit O attached hereto. Such Exhibit may only be amended with the prior written consent of the Buyers.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, bank or banking association or any Governmental Entity.

“Real Property” means all land and all buildings, and all easements, rights of way and servitudes with respect thereto.

“Recall Claims” means any and all claims, other than any claims under any Assumed Contract or any other Acquired Asset, of the Sellers against third parties which refer, relate or pertain in any way to Murray U.S.’ product recalls in 2002, 2003 and March of 2004.

“Release” means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

“Required Consents” means, collectively, (i) the Sale Order, (ii) the filings by the Sellers and the Buyers required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act and (iii) the filings of the Sellers and the Buyers, if any, required under the Investment Canada Act; and (iv) the Third Party Consents.

“Sale Hearing” means the hearing of the Bankruptcy Court during which the Bankruptcy Court considers the entry of the Sale Order.

“Sale Motion” means the motion or motions of Murray U.S. seeking approval of the Sale Order, which motion shall be acceptable, in form and substance to the Buyers.

“Sale Order” means an order which contains all of the provisions set forth in Section 8.1(c) and (a) is otherwise in form reasonably acceptable to the Buyers and the Sellers, and (b) which is not stayed as of the Closing.

“Sale Order Approval Date” means the date on which the Bankruptcy Court enters the Sale Order.

“SEC” means the Securities and Exchange Commission.

“Sellers’ Representatives” means the Sellers’ accountants, employees, counsel, environmental consultants, financial advisors and other authorized representatives.

“Shared Contracts” means any contract to which the Parent, Murray Europe or any of their Subsidiaries or Affiliates (other than Murray U.S. and Murray Canada) are a party that relate to the Business to which Murray U.S. or Murray Canada is a party.

“Straddle Period” means any taxable year or period beginning before and ending after the Closing.

“Subsidiary” means, with respect to any particular Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Target Administrative Claims” means Twenty Three Million Dollars ($23,000,000).

“Target Working Capital” means One Hundred and Seventy Five Million Dollars ($175,000,000).

“Tax” and “Taxes” means (i) all taxes, stamp duties, charges, fees, levies, penalties or other assessments of any kind whatsoever imposed by any federal, state, provincial, local or foreign taxing authority, including, but not limited to, income, excise, property, stamp, sales, transfer, franchise, payroll, value added, withholding, social security or other taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions attributable thereto or (ii) liability for the payment of any amounts of the type described in clause (i) above as a result of being party to any agreement or any express or implied obligation to indemnify or otherwise succeed to the liability of any other Person or as a result of being a member of a combined, consolidated, affiliated or unitary group with any person.

“Tax Authority” means any authority or body, in any jurisdiction and whether federal, state, local or foreign or otherwise having the power or authority or other function in relation to Tax.

“Tax Return” means any return, report, information return notice, registration or other document (including any related or supporting information) required to be supplied to any Governmental Entity with respect to Taxes.

“Trademark Assignment Agreement” means each Trademark Assignment Agreement substantially in the form of Exhibit I attached hereto, between each applicable Seller and each applicable Buyer dated as of the Closing Date.

“Transaction Documents” means this Agreement, each Bill of Sale, each Instrument of Assignment and Assumption Agreement, the Transition Supply Agreement, the Bailment Agreement the Escrow Agreement and the Intellectual Property Documents.

“Transferable Certifications and Registrations” has the meaning assigned in the definition of Acquired Assets.

“Transition Period Contracts” means those contracts, agreements, real or personal property leases, commitments, understandings or instruments of Murray U.S. which are not listed on Exhibit A-1 and which as of the date of confirmation of Murray U.S.’s bankruptcy plan have not been rejected or assumed and are not being sought to be rejected or assumed pursuant to a motion or notice filed by the Debtor pursuant to this Agreement.

“UL” means Underwriters Laboratory.

“Vendor Deposits” means all deposits and pre-payments made by either Seller to vendors as advance payments with respect to services or merchandise to be received.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

“Working Capital” shall mean for any date of determination, the Sellers’ Current Assets.

(b) Each of the following terms has the meaning specified in the Section set forth opposite such term:

Term	Section
Adjusted Purchase Price	Section 3.1(b)

Agreement	Recitals

Assignment Cure Amount	Section 2.5(a)(iii)

Assumption Date	Section 2.5

Assumption Order	Section 2.5

Avoidance Actions	Section 2.2(m)

Bailment Agreement	Section 7.13(b)

Bankruptcy Code	Recitals

Bankruptcy Court	Recitals

Briggs Canada	Recitals

Briggs U.S.	Recitals

Business Intellectual Property	Section 5.14(b)

Buyers	Recitals

Canadian Acquired Assets	Section 2.1(b)

Cases	Recitals

Closing	Section 4.1

Closing Date	Section 4.1

Closing Date Working Capital Statement	Section 3.3(a)(ii)

DOJ	Section 7.6(a)

Early Transition Period Contract Rejection	Section 7.13(b)

Earnest Money Deposit	Section 3.1(c)

Environmental Permits	Section 5.7(b)

Escrow Account	Section 3.1(c)

Escrow Agent	Section 3.1(c)

Escrow Agreement	Section 3.1(c)

Escrow Amount	Section 3.1(d)

Estimated Working Capital	Section 3.3(a)(i)

Estimated Working Capital Statement	Section 3.3(a)(i)

Estoppel Certificates	Section 4.3(g)

Excluded Assets	Section 2.2

Excluded Liabilities	Section 2.4(a)

Term	Section
Excluded Product Liability and Product Warranty Claims	Section 2.4(b)(xiv)

Existing Contracts	Section 5.9(a)

Existing Indebtedness	Section 5.24

Final Working Capital	Section 3.3(b)(iii)

Final Working Capital Purchase Price Adjustment	Section 3.3(c)(ii)

Financial Statement	Section 5.4(b)

FIRPTA Certificates	Section 4.3(h)

FTC	Section 7.6(a)

Government Contracts	Section 5.9(a)(xviii)

Independent Accounting Firm	Section 3.3(b)(i)

Initial Working Capital Purchase Price Adjustment	Section 3.3(c)(i)

Latest Balance Sheet	Section 5.4(a)

Leased Real Property	Section 5.6(a)

Liquidated Damages	Section 9.2(b)

Material Customer	Section 5.18

Material Suppliers	Section 5.18

Murray Canada	Recitals

Murray Canada Employees	Section 5.15(d)

Murray Suzhou Liabilities	Section 2.4(b)(xxv)

Murray U.S.	Recitals

Other Documents	Section 5.2

Other Regulatory Approvals	Section 7.6(b)

Owned Real Property	Section 5.6(b)

PBGC	Section 5.8(c)

Permits	Section 5.11

Petition	Recitals

Petition Date	Recitals

Piton Point	Recitals

Post-Petition Secured Lenders	Section 8.2(c)

Pre-Petition Secured Lenders	Section 8.2(c)

Prior Names	Section 5.23

Term	Section
Proceeding	Section 2.4(b)(viii)

Purchase Price	Section 3.1(a)

Release	Section 4.3(i)

Seller	Recitals

Sellers	Recitals

Summersong	Recitals

SWDA	Section 5.7(d)

Termination Date	Section 9.1(a)(ix)

Third Party Consents	Section 5.3

Title IV Plan	Section 5.8(c)

Transferred Employees	Section 7.9(a)

Transfer Taxes	Section 7.8(a)

Transition Supply Agreement	Section 7.13(a)

U.S. Acquired Assets	Section 2.1(a)

Working Capital Purchase Price Adjustments	Section 3.3(c)(ii)

Section 1.2 Construction.

The headings and captions of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement, and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. Unless stated to the contrary, all references to Articles, Sections, paragraphs or clauses herein shall be to the specified Article, Section, paragraph, or clause of this Agreement, and all references to Exhibits and Schedules shall be to the specified Exhibits and Schedules attached hereto. All Exhibits and Schedules referred to herein or attached hereto are intended to be and hereby are specifically made a part of this Agreement. All terms defined herein shall have the same meaning in the Exhibits and Schedules, except as otherwise provided therein. All references in this Agreement to “this Agreement” shall be deemed to include the Exhibits and Schedules attached hereto. The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The term “including” when used herein without the qualifier, “without limitation,” shall mean “including, without limitation.” Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. The word, “or,” shall not be construed to be exclusive. Provisions shall apply, when appropriate, to successive events and transactions.

Article II

PURCHASE AND SALE

Section 2.1 The Sale.

(a) Murray U.S. Asset Purchase. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Murray U.S. shall sell, assign, convey, transfer and deliver to Briggs U.S. and Briggs U.S. shall purchase and acquire from Murray U.S., free and clear of all Encumbrances, all of Murray U.S.’s right, title and interest of every kind and nature in and to all assets owned or leased (under an Assumed Contract) by Murray U.S. as of the Closing Date (including indirect and other forms of beneficial ownership), be they real or personal, tangible or intangible, fixed or current, wherever located and by whomever possessed, including without limitation, any such right, title or interest in any of the Acquired Assets, but excluding the Excluded Assets (all of the assets to be sold, conveyed, transferred, assigned and delivered to Briggs U.S. hereunder, the “U.S. Acquired Assets”).

(b) Murray Canada Asset Purchase. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Murray Canada shall sell, assign, convey, transfer and deliver to Briggs Canada and Briggs Canada shall purchase and acquire from Murray Canada, free and clear of all Encumbrances, all of Murray Canada’s right, title and interest of every kind and nature in and to all assets owned or leased (under an Assumed Contract) by Murray Canada as of the Closing Date (including indirect and other forms of beneficial ownership), be they real or personal, tangible or intangible, fixed or current, wherever located and by whomever possessed, including without limitation, any such right, title or interest in any of the Acquired Assets, but excluding the Excluded Assets (all of the assets to be sold, conveyed, transferred, assigned and delivered to Briggs Canada hereunder, the “Canadian Acquired Assets”).

Section 2.2 Excluded Assets.

The Sellers shall retain and the Buyers shall not purchase any of the Sellers right, title or interest in the following (the “Excluded Assets”):

(a) except for any Vendor Deposit, all Cash and Cash Equivalents which are owned by the Sellers on the Closing Date;

(b) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Sellers as a corporation, any books, records or the like of the Sellers;

(c) the Excluded Real Property;

(d) except for the Buyers’ rights to receive payments made to or for the account of Sellers on the Transition Period Contracts and other amounts specified in Section 7.19(a) (the “Transition Period Collections”), the Transition Period Contracts;

(e) the rights of each Seller under this Agreement;

(f) any assets maintained pursuant to or in connection with any Employee Benefit Plan of Murray U.S. or any Foreign Plan sponsored, maintained or contributed to by Murray Canada;

(g) copies of all books and records relating to the conduct of the Business prior to the Closing Date, the originals of which will be conveyed to the Buyers, provided that the Buyers shall acquire, and the Sellers shall not retain or obtain copies of customer lists, marketing materials and related information;

(h) all confidentiality, noncompete or nondisclosure agreements executed by current or former vendors or suppliers of the Sellers or other third parties, in each case, relating to the Business which are excluded pursuant to clause (v) of the definition of Acquired Assets;

(i) except for the Transferable Certifications and Registrations, all Permits and Environmental Permits;

(j) all approvals, certifications, registrations or listings for products which are excluded pursuant to clause (vi) of the definition of Acquired Assets;

(k) all of the rights or causes of action of any of the Sellers against a third party related to the operation of the Business arising out of transactions occurring prior to the Closing Date which are excluded pursuant to clause (viii) of the definition of Acquired Assets;

(l) all rights under any insurance policies which cover risks associated with the Business which are excluded pursuant to clause (x) of the definition of Acquired Assets;

(m) the Avoidance Actions;

(n) all non-operations related fixtures, office equipment, telephone systems and furniture of the Sellers which are excluded pursuant to clause (iii) of the definition of Acquired Assets;

(o) all Tax refunds, rebates, credits and similar items with respect to taxable periods ending on or prior to the Closing Date and any portion of such refund, rebate, credit or similar item with respect to a Straddle Period that is attributable to the portion of such Straddle Period ending at the Closing;

(p) the Recall Claims;

(q) the Delinquent Accounts Receivable; and

(r) any collective bargaining agreement.

Section 2.3 Assumed Obligations.

(a) Murray U.S. Obligations Assumption. Subject to the conditions set forth in this Agreement, as additional consideration for the U.S. Acquired Assets, at the Closing Briggs U.S.

shall assume and agree to pay, discharge or perform when due the obligations and liabilities of Murray U.S. which are Assumed Obligations.

(b) Murray Canada Obligations Assumption. Subject to the conditions set forth in this Agreement, as additional consideration for the Canadian Acquired Assets, at the Closing Briggs Canada shall assume and agree to pay, discharge or perform when due the obligations and liabilities of Murray Canada which are Assumed Obligations.

Section 2.4 Excluded Liabilities.

(a) Notwithstanding anything herein to the contrary, the Buyers shall not assume or be obligated to pay, perform or otherwise discharge any Liabilities or obligations of any of the Sellers other than the Assumed Obligations (collectively, the “Excluded Liabilities”).

(b) In furtherance and not in limitation of the foregoing, except for the Buyers obligation to pay Assignment Cure Amounts as provided in Section 2.5, the Buyers expressly are not assuming any of the following Liabilities, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, and whenever or wherever arising, including, without limitation, the following:

(i) all Claims or Liabilities of either Seller that relate to any of the Excluded Assets;

(ii) any Liability for any cure obligations, costs and fees (pursuant to section 365 of the Bankruptcy Code or otherwise), relating to any Existing Contracts of Murray U.S. and Murray Canada which is not an Assumed Contract;

(iii) except as provided in Section 7.8, all Claims or Liabilities of either Seller or for which either Seller could be liable relating to Taxes (including with respect to the Acquired Assets or otherwise) including, without limitation, any Taxes that will arise as a result of the sale of the Acquired Assets or the assumption of the Assumed Obligations pursuant to this Agreement and any deferred Taxes of any nature;

(iv) all Claims or Liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by either Seller in connection with, resulting from or attributable to the transactions contemplated by this Agreement or otherwise;

(v) all Indebtedness of either Seller;

(vi) all Liabilities of either Seller related to the issuance of any capital stock or other equity interest of the Sellers, including, without limitation, any stock options or warrants;

(vii) except for the Canadian Lease Obligations, all Liabilities of either Seller or any predecessor(s) or Affiliate(s) of either Seller resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of either Seller or ownership or lease of any properties or assets or any properties or assets previously used by either

Seller or any predecessor(s) or Affiliate(s) of either Seller, or other actions or omissions of either Seller or any predecessor(s) or Affiliate(s) of either Seller, whether known or unknown on the date hereof;

(viii) except for the Canadian Lease Obligations, all Liabilities of either Seller resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of either Seller anywhere or ownership or lease of any properties or assets or any properties or assets previously used by either Seller at any time, or other actions, omissions or events occurring prior to the Closing which (i) constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of any law, rule, regulation, treaty or other similar authority or (ii) relate to any and all Claims, disputes, demands, actions, Liabilities, damages, suits in equity or at law, administrative, regulatory or quasi-judicial proceedings, accounts, costs, expenses, setoffs, contributions, attorneys’ fees and/or causes of action of whatever kind or character (“Proceeding”) against either Seller whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, pending or threatened;

(ix) any Liability arising out of any Proceeding against either Seller after the Closing;

(x) subject to Section 7.9(d) with respect to Transferred Employees, all Claims or Liabilities (whether known or unknown) relating to the current or former employees, officers or directors (or their representatives) of either Seller, including, without limitation, Claims or Liabilities related to notice of termination, pay in lieu of such notice, severance pay, termination pay, wrongful dismissal damages, and any Claims or Liabilities related to payroll, vacation, sick leave, worker’s compensation, occupational health and safety, unemployment benefits, pension benefits, grievances, complaints, employee stock option or profit sharing plans, health care plans or other welfare benefits, or any other compensation or benefit plans, programs or arrangements of any kind;

(xi) any Liability arising pursuant to the WARN Act or any similar foreign, state or local law, regulation or ordinance relating to the termination of employment;

(xii) any Liability arising under or in connection with (x) any Foreign Plan sponsored, maintained or contributed to by Murray Canada or with respect to which Murray Canada has any actual or potential Liability or (y) any Employee Benefit Plan;

(xiii) all accounts payable and other accrued expenses arising prior to the Closing;

(xiv) any Liability arising out of or relating to services and/or products developed, designed, manufactured, marketed, sold or distributed by or for the benefit of either Seller or any predecessor(s) or Affiliate(s) of either Seller (including any product liability and product warranty Claims and any product certification Claims or liabilities) (“Excluded Product Liability and Product Warranty Claims”);

(xv) except for the Canadian Lease Obligations, any Liability under any Assumed Contract which arises after the Closing Date but which arises out of or relates to any breach that occurred prior to the Closing Date;

(xvi) except for the Liabilities due and to become due on Assumed Contracts which are expressly included in the definition of Assumed Obligations, any Liability under any contract, agreement, lease, mortgage, indenture or other instrument of the Sellers;

(xvii) any Liability of either Seller to any creditor, shareholder, other equity holder, Subsidiary or Affiliate other than those Liabilities expressly included in the definition of Assumed Obligations;

(xviii) any Liability arising out of or relating to any grievance, complaint or Claim by current or former employees, officers or directors of the Sellers;

(xix) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of either Seller;

(xx) any Liability to distribute all or any part of the consideration received hereunder to either Seller’s shareholders or creditors, or otherwise apply all or any part of the consideration received hereunder;

(xxi) any Liability arising out of or resulting from non-compliance with any law, ordinance, regulation, injunction or treaty by either Seller;

(xxii) any Liability of either Seller under the Transaction Documents or any other document executed in connection therewith;

(xxiii) any Excluded Employee Benefits Liabilities and Excluded Environmental Liabilities;

(xxiv) any Liability of either Seller based upon such Person’s acts or omissions occurring after the Closing;

(xxv) any accounts payable, or other Liability, arising from or relating to the Murray Suzhou Joint Venture (the “Murray Suzhou Liabilities”); and

(xxvi) any Liability based on any act, omission or event occurring prior to the Closing Date not otherwise expressly assumed hereunder.

The parties acknowledge and agree that disclosure of any Liability on any Schedule to this Agreement shall not create an Assumed Obligation of any Buyer, except where such disclosed obligation has been expressly listed in the definition of Assumed Obligations.

Section 2.5 Assumption of Certain Leases and Other Contracts.

The Sellers shall assist the Buyers in preparing Exhibit A-1 and Exhibit A-2, which shall set forth the Assumed Contracts on the date hereof, the date of each such Assumed Contract, the other party or parties to each Assumed Contract and the address of such party or parties (if available). Exhibit A-1 and Exhibit A-2 shall also set forth the approximate amounts necessary to cure defaults, if any, under each such Assumed Contract as determined by the Sellers based on the Sellers’ books and records.

(a) Murray U.S. Until confirmation of Murray U.S.’s bankruptcy plan, either Buyer, in its sole discretion, by delivery of written notice to Murray U.S., may compel Murray U.S. to seek to assume and assign to Buyers or reject, pursuant to section 365 of the Bankruptcy Code or otherwise, any contract, agreement, real or personal property lease, commitment, understanding or instrument, other than Assumed Contracts set forth on Exhibit A-1. In furtherance of the preceding sentence and subject to the Buyers performance of any obligations assumed by Buyers pursuant to clause (d) of the definition of “Assumed Obligations”, Murray U.S. shall not seek to assume and assign to Buyers or seek to reject or seek Bankruptcy Court approval to assume or reject any contract, agreement, real or personal property lease, commitment, understanding or instrument without the prior written consent of the Buyers. Neither Buyer shall acquire any rights or assume any liabilities with respect to any such contract, agreement real or personal property lease, commitment, understanding or instrument that is not assumed by the Sellers and assigned to the Buyers. The Sale Order and any subsequent order (the “Assumption Order”) providing for the assumption and assignment to Briggs U.S. as of a certain date (the “Assumption Date”) of one or more Assumed Contracts shall provide for the assumption by Murray U.S. and assignment to Briggs U.S., of the Assumed Contracts set forth on Exhibit A-1 or subsequently designated by Briggs U.S., to which Murray U.S. is a party on the following terms and conditions:

(i) Pursuant to the Sale Order or the Assumption Order (as applicable), on the Closing Date or the Assumption Date (as applicable), Murray U.S. shall assume and shall assign to Briggs U.S. the Assumed Contracts to which Murray U.S. is a party;

(ii) Intentionally Omitted;

(iii) Briggs U.S. shall, at or before the Closing Date or the Assumption Date, as appropriate, and in respect of the applicable Assumed Contracts to which Murray U.S. is a party, pay cure amounts to the appropriate parties (or establish reserves as ordered by the Bankruptcy Court) so as to permit assignment by Murray U.S. of the applicable Assumed Contracts pursuant to Section 365 of the Bankruptcy Code (which payments shall be referred to as the “Assignment Cure Amount”); and

(iv) Briggs U.S. shall be responsible for providing adequate assurance of future performance with respect to the Assumed Contracts to which Murray U.S. is a party and shall be responsible for demonstrating and establishing adequate assurance of future performance before the Bankruptcy Court with respect to the Assumed Contracts to which Murray U.S. is a party.

(b) Murray Canada. At the Closing, Murray Canada shall assign to Briggs Canada the Assumed Contracts to which Murray Canada is a party pursuant to a Bill of Sale.

(c) If requested by Buyers, at any time prior or subsequent to confirmation of the Bankruptcy Plan, Sellers shall execute any additional instruments necessary to effect or record the assignment to either Buyer of any Assumed Contract.

Section 2.6 Non-Assignable Contracts.

To the extent that the assignment hereunder by either Seller to any Buyer of any Assumed Contract is not permitted or is not permitted without the consent of any other party to such Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a material breach of, or cause a material loss of contractual benefits under such Assumed Contract. Without in any way limiting the Sellers’ relevant representations and warranties or their obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Assumed Contracts to the Buyers hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, the Sellers shall cooperate with the Buyers following the date of Closing Date in any reasonable arrangement designed to provide the Buyers with the rights and benefits under any such Assumed Contract, including enforcement for the benefit of the Buyers of any and all rights of either Seller against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by the Buyers, acting as an agent on behalf of the Buyers or as the Buyers shall otherwise reasonably require, at the Buyers’ expense.

Article III

PURCHASE PRICE

Section 3.1 Purchase Price.

(a) The aggregate cash purchase price to be paid by the Buyers for the Acquired Assets pursuant to this Agreement shall be One Hundred and Twenty Five Million Dollars ($125,000,000) (the “Purchase Price”) which shall be subject to adjustment as set forth herein.

(b) On the Closing Date, the Buyers shall wire transfer to the Sellers the sum of:

(i) the Purchase Price, plus or minus

(ii) the Initial Working Capital Purchase Price Adjustment (if any) set forth in Section 3.3(c)(i); plus

(iii) the Capital Expenditure Adjustment Amount, minus

(iv) the Escrow Amount, minus

(v) the Earnest Money Deposit, minus

(vi) the Buyer Financing Amount, minus

(vii) the amount of any pro-rated taxes to be deducted from the Purchase Price pursuant to Section 7.8(c).

The Purchase Price, as so adjusted pursuant to this Section 3.1(b) is referred to herein as the “Adjusted Purchase Price.”

(c) Prior to the date hereof, the Buyers wire transferred an amount equal to Five Million Dollars ($5,000,000) to the Sellers (the “Earnest Money Deposit”). On the date hereof the Sellers shall wire transfer the Earnest Money Deposit to the Escrow Account maintained with the Escrow Agent pursuant to the Escrow Agreement. If the transactions contemplated by this Agreement are consummated, the Buyers and the Sellers shall deliver a joint written notice instructing the Escrow Agent to deliver the Earnest Money Deposit plus accrued interest thereon to the Sellers on the Closing Date.

(d) On the Closing Date, the Buyers shall wire transfer an amount equal to Six Million and Nine Hundred Thousand Dollars ($6,900,000) (the “Escrow Amount”) to an interest bearing trust account (the “Escrow Account”) maintained with U.S. Bank National Association (the “Escrow Agent”) pursuant to an escrow agreement substantially in the form attached as Exhibit H (the “Escrow Agreement”) among the Buyers, the Sellers and the Escrow Agent.

(e) No portion of the Purchase Price shall become property of any of the Sellers or any of their Affiliates or of the estate of Murray U.S. under Section 541 of the Bankruptcy Code unless and until all conditions to Closing have been satisfied or waived prior to Closing and with respect to any amounts in the Escrow Account, until such amount has been released to the Sellers.

Section 3.2 Allocation of Purchase Price.

Prior to the Closing, the Buyers shall prepare and deliver to the Sellers Exhibit L. The Buyers and the Sellers agree to allocate the Purchase Price, the Assumed Obligations (plus all other capitalizable costs) and any adjustments to such Purchase Price among the Acquired Assets in the manner set forth on the Exhibit L. The Buyers and the Sellers shall prepare and file all Tax Returns and Canadian Tax Elections in a manner consistent with Exhibit L, except as otherwise required by any Tax Authority. The Buyers agree to cooperate in the filing of Canadian Tax Elections as may be necessary or desirable to give effect to the allocations set forth in Exhibit L.

Section 3.3 Working Capital Purchase Price Adjustment.

(a) Estimated and Closing Date Working Capital Statements.

(i) Not less than five (5) Business Days prior to the Closing Date, the Sellers with the cooperation of the Buyers, will prepare and deliver to the Buyers a statement (the “Estimated Working Capital Statement”) showing the Sellers good faith calculation of Working Capital as of the close of business on the Closing Date (“Estimated Working Capital”). For purposes of the Working Capital Purchase Price Adjustments (as defined below), such Estimated Working Capital Statement shall be determined as of the close of business on the Closing Date and shall be determined in accordance with GAAP applied on a basis consistent with the October 2004 DIP Budget except for the Consistency Exceptions.

(ii) As promptly as practicable, but no later than ninety (90) days after the Closing Date, the Buyers will prepare and deliver to the Sellers a calculation of Working Capital as of the close of business on the Closing Date (the “Closing Date Working Capital Statement”). For purposes of the Final Working Capital Purchase Price Adjustment (as defined below), such Closing Date Working Capital Statement shall be determined as of the close of business on the Closing Date and shall be determined in accordance with GAAP applied on a basis consistent with the October DIP Budget except for the Consistency Exceptions.

(iii) For purposes of preparing the Closing Date Working Capital Statement, the Buyers and the Sellers shall jointly take a physical count of all Inventory included in the Acquired Assets as of the Closing, conducted in accordance with the Sellers’ past practices and procedures.

(b) Independent Accounting Firm, Determination of Final Working Capital.

(i) Within fifteen (15) days after receipt of the Closing Date Working Capital Statement, the Sellers may deliver to the Buyers, a written statement describing their questions or objections (if any) to the Closing Date Working Capital Statement. If the Sellers do not raise any questions or objections within such period, the Buyers’ calculation of the Working Capital as of the Closing Date as set forth in the Closing Date Working Capital Statement will become final and binding upon all of the parties. If the Sellers do raise any such questions or objections, the Buyers and the Sellers and their respective accountants, counsel and advisors shall attempt to resolve such matters within 45 days after receipt of the same by the Sellers, and if unable to do so, the Buyers and the Sellers shall refer all remaining disputes concerning the Closing Date Working Capital Statement to the Milwaukee, Wisconsin office of a nationally recognized independent accounting firm reasonably acceptable to the Buyers and the Sellers (the “Independent Accounting Firm”) which shall be instructed to resolve such disputes within thirty (30) days of the referral, acting as an expert and not as an arbitrator. The Buyers and the Sellers will make available to the Independent Accounting Firm the work papers and back-up materials used in preparing the Closing Date Working Capital Statement and the books and records of the Sellers. The Buyers and the Sellers shall have the right to meet jointly with the Independent Accounting Firm during this period and to present their respective positions. The resolution of disputes by the Independent Accounting Firm and its determination of the Working Capital as of the Closing Date for the Final Working Capital Purchase Price Adjustment will be set forth in writing and will be conclusive and binding upon the parties. The determination of the Working Capital as of the Closing Date for the Final Working Capital Purchase Price Adjustment by the Independent Accounting Firm will become final and binding upon the date of such resolution.

(ii) Each party will make available to the other and their accountants and other representatives the work papers and back-up materials used in preparing the Estimated Working Capital Statement and the Closing Date Working Capital Statement (and copies thereof at Sellers’ sole cost and expense), at any time during (A) the review by the Sellers of the Closing Date Working Capital Statement under Section 3.3(b)(i) above and (B) the pendency of any dispute under Section 3.3(b)(i) above.

(iii) For purposes of this Agreement, “Final Working Capital” means Working Capital as of the Closing Date (i) as shown in the Buyers’ calculation in the Closing Date Working Capital Statement delivered pursuant to Section 3.3(a)(ii) above if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3(b)(i) above; or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Buyers and the Sellers pursuant to Section 3.3(b)(i) above or (B) in the absence of such agreement, as shown in the Independent Accounting Firm’s calculation delivered pursuant to Section 3.3(b)(i) above.

(iv) The Sellers and the Buyers will each pay their own fees and expenses (including without limitation any fees and expenses of their accountants, counsel and other representatives) in connection with the determination of the Working Capital Purchase Price Adjustments. Notwithstanding the foregoing, (i) if Working Capital as of the Closing Date as finally determined by the Independent Accounting Firm is equal to or greater than the Working Capital as of the Closing Date as set forth in the Closing Date Working Capital Statement delivered by the Buyers pursuant to Section 3.3(a)(ii) above, then the Buyers will pay the fees and expenses of the Independent Accounting Firm incurred in connection with the resolution of any disputes arising under this Section 3.3, and (ii) if Working Capital as of the Closing Date as finally determined by the Independent Accounting Firm is less than the Working Capital as of the Closing Date as set forth in the Closing Date Working Capital Statement delivered by the Buyers pursuant to Section 3.3(a)(ii) above, then the Sellers will pay the fees and expenses of the Independent Accounting Firm incurred in connection with the resolution of any disputes arising under this Section 3.3.

(c) Initial and Final Working Capital Purchase Price Adjustments.

(i) Any adjustment to the Purchase Price pursuant to this Section 3.3(c)(i) is referred to herein as the “Initial Working Capital Purchase Price Adjustment.”

(A) If Estimated Working Capital exceeds Target Working Capital, then at the Closing Date, the Buyers shall pay to Sellers an additional amount of cash equal to such excess.

(B) If Estimated Working Capital is less than Target Working Capital, then the amount of cash to be paid by the Buyers on the Closing Date will be reduced by an amount equal to such deficiency.

(ii) Any adjustment to the Purchase Price pursuant to this Section 3.3(c)(ii) is referred to herein as the “Final Working Capital Purchase Price Adjustment” (and collectively with the Initial Working Capital Purchase Price Adjustment, the “Working Capital Purchase Price Adjustments”). The Final Working Capital minus the outstanding balance of the Delinquent Accounts Receivable on the ninetieth (90th) day after the Closing Date is referred to herein as the “Final Amount”.

(A) If the Final Amount equals Estimated Working Capital, then within three (3) Business Days of the later of the Closing Date or the final determination of such amount pursuant to this Section 3.3 the Buyers and the Sellers shall deliver a joint written notice to the Escrow Agent instructing the Escrow Agent to pay the amount remaining on deposit in the Escrow Account plus the accrued interest on such amount (by wire transfer of immediately available funds) to the Sellers.

(B) If the Final Amount exceeds Estimated Working Capital, then within three (3) Business Days of the later of the Closing Date or the final determination of such amount pursuant to this Section 3.3, (x) the Buyers shall pay the amount of such excess (by wire transfer of immediately available funds) to the Sellers and, (y) within three (3) Business Days of the later of the Closing Date or the final determination of such amount pursuant to this Section 3.3, the Buyers and the Sellers shall deliver a written notice to the Escrow Agent instructing the Escrow Agent to pay the amount remaining on deposit in the Escrow Account plus the accrued interest on such amount (by wire transfer of immediately available funds) to the Sellers. Any disbursements from the Escrow Account or payments by the Buyers pursuant to this Section 3.3(c)(ii)(B) shall be in U.S. Dollars.

(C) If the Final Amount is less than Estimated Working Capital, then within three (3) Business Days of the later of the Closing Date or the final determination of such amount pursuant to this Section 3.3, (x) the Sellers and the Buyers shall deliver a written notice to the Escrow Agent instructing the Escrow Agent to pay such deficit amount plus the accrued interest thereon out of the Escrow Account (by wire transfer of immediately available funds) to the Buyers provided that the Escrow Account shall be the sole source of payment for any such deficiency and in no event shall the Sellers be otherwise liable for any such deficiency. To the extent any amounts remain on deposit in the Escrow Account after payment of any such deficit, the Buyers and the Sellers shall deliver a written notice to the Escrow Agent instructing the Escrow Agent to pay any such amount remaining on deposit in the Escrow Account plus accrued interest on such amount (by wire transfer of immediately available funds) to the Sellers. Any disbursements from the Escrow Account pursuant to this Section 3.3(c)(ii)(C) shall be in U.S. Dollars.

Section 3.4 Administrative Claims Purchase Price Adjustment.

If Administrative Claims (other than any amounts owing to the Buyers under this Agreement), as finally determined by the Bankruptcy Court, are less than Target Administrative Claims (a “Favorable Administrative Claims Variance”), then, within one (1) Business Day of such final determination, Sellers shall wire transfer to Buyers an amount equal to seventy-five percent (75%) of the Favorable Administrative Claims Variance. Any payment made by Murray

U.S. pursuant to this Section 3.4 shall constitute administrative expenses of Murray U.S.’ estate under section 503(b) of the Bankruptcy Code. Any right to payment to Buyers pursuant to this Section 3.4 shall not permit Buyers to seek recovery of administrative claims under section 503(b), 506(c), 507(a) or 507(b) of the Bankruptcy Code, that have already been distributed from Murray U.S.’s bankruptcy estate.

Section 3.5 Collection of Delinquent Accounts Receivable

Murray U.S. shall use commercially reasonable efforts to collect Delinquent Accounts Receivable. All amounts actually collected on account of such Delinquent Accounts Receivable, after deduction of all fees, costs and expenses incurred by Murray U.S. in the collection thereof shall be referred to herein as the “Net Delinquent Accounts Receivable Collections”. From Net Delinquent Accounts Receivable Collections, the Sellers shall be entitled to retain an amount equal to the Sellers’ Fraction multiplied by the Net Delinquent Accounts Receivable Collections, and the balance of such collections (if any) shall be paid over to the Buyers (the “Buyers’ Fraction of Net Delinquent Accounts Receivable Collections”) as and when received by Murray U.S. The “Sellers’ Fraction”, shall be the lesser of 100% and a fraction expressed as a percentage, the numerator of which is equal to the amount of the Escrow Amount (plus interest thereon) which is actually distributed to the Buyers, and the denominator of which is equal to the outstanding balance of Delinquent Accounts Receivable on the ninetieth (90th) day after the Closing Date.

Any adjustment to the Purchase Price under this Article III shall be treated as an adjustment to the Purchase Price for federal, state, foreign (including Canadian) and local income Tax purposes.

Article IV

THE CLOSING

Section 4.1 Time and Place of Closing.

Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the sale of the Acquired Assets and the assumption of the Assumed Obligations contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 200 E. Randolph Drive, Chicago, Illinois, at 10:00 A.M. (local time) on the earlier of (x) the first Business Day after the Sale Order is entered, provided that the Bankruptcy Court has waived the requirements of Bankruptcy Rule 6004 (g), or (y) the first Business Day after any stay of the Sale Order has expired; provided, that all conditions set forth in Article VIII of this Agreement have been satisfied or waived on such date (other than the conditions with respect to actions the respective parties hereto will take at the Closing itself) or at such other place or time as the Buyers and the Sellers may mutually agree. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 4.2 Payment of Adjusted Purchase Price.

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Acquired Assets, at the Closing the Buyers shall, in accordance with Section 4.4(a), (i) pay, or cause to be paid to the Sellers, an amount in U.S. dollars equal to the Adjusted Purchase Price by wire transfer of immediately-available funds to such account or accounts specified by the Sellers such account or accounts shall be specified by the Sellers in a written notice to be delivered to the Buyers no later than one (1) Business Day prior to the Closing Date and (ii) pay, or cause to be paid, to the Escrow Agent an amount in U.S. Dollars equal to the Escrow Amount by wire transfer of immediately-available funds to such account or accounts specified by the Escrow Agent.

Section 4.3 Deliveries by the Sellers.

At or prior to the Closing, the Sellers shall deliver (or with respect to Section 4.3(g) shall use their reasonable best efforts to deliver) the following to the Buyers:

(a) each Bill of Sale, duly executed by the applicable Seller for the property included in the Acquired Assets and all such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyers and their counsel, be necessary to transfer to the Buyers all of the Sellers’ rights, title and interest in, to and under all of the Acquired Assets, in accordance with this Agreement;

(b) all consents, waivers or approvals obtained by the Sellers with respect to the Acquired Assets, the transfer of the Transferable Certificates and Registrations and the consummation of the transactions contemplated by this Agreement (including without limitation, the Third Party Consents);

(c) the certificate contemplated by Section 8.2(b);

(d) certificates of title for certificated motor vehicles or other separately titled Acquired Assets, or other evidences of the right to use the Acquired Assets, duly executed by the applicable Asset Seller and in form reasonably satisfactory to the Buyers;

(e) certified copies of the Certificate of Incorporation, Bylaws or other governing instrument of the Sellers, each as in effect as of the Closing;

(f) duly executed counterparts of the Intellectual Property Documents;

(g) duly executed estoppel, consent and waiver letters (the “Estoppel Certificates”) from each lessor of the Leased Real Property which is designated as an Assumed Contract as of the Closing Date, and which is held by Murray Canada, in form and substance reasonably satisfactory to the Buyers, stating (i) that the applicable lease is in full force and effect, (ii) that there are no known defaults thereunder by tenant, (iii) the date through which the rent has been paid, (iv) the expiration date of the lease, (v) a waiver of all contractual and statutory liens (vi) the lessor’s consent to the transactions contemplated hereby and (vii) such other statements reasonably requested by the Buyers;

(h) FIRPTA affidavits dated as of the Closing and in form and substance required under the Treasury regulations issued pursuant to Code Section 1445 so that the Buyers are exempt from withholding any portion of the Purchase Price (the “FIRPTA Certificates”);

(i) releases of any Claim or Liability against the Acquired Assets, B&S, the Buyers and the Buyers’ Affiliates required as a condition precedent to entry of the Sale Order (the “Releases”);

(j) a mutual general release in the form and substance specified in the Sale Order;

(k) Secretary’s Certificates of each Seller providing evidence of incumbency and copies of the duly adopted board of directors resolutions of each Seller, together with a duly adopted special resolution of the sole shareholder of Murray Canada authorizing the execution, delivery and performance of this Agreement and each of the other transactions contemplated hereby;

(l) duly executed counterparts of the Transition Supply Agreement and the Bailment Agreement;

(m) the Canadian Tax Elections, including without limitation: (i) a GST Election pursuant to subsection 167(1) of the Excise Tax Act (Canada); and (ii) Section 22 Election pursuant to the Income Tax Act (Canada); each duly executed by Murray Canada;

(n) an affidavit of Murray Canada setting forth all secured and unsecured trade creditors of Murray Canada as of the Closing Date in the form prescribed by the Bulk Sales Act (Ontario) and showing that there are no secured or unsecured trade creditors of Murray Canada, or to the extent there are any secured or unsecured trade creditors, such creditors have delivered a waiver in prescribed form with respect to their claims as creditors of Murray Canada;

(o) a Purchase Certificate duly issued by the Ontario Workplace Safety and Insurance Board;

(p) a certificate pursuant to Section 6 of the Retail Sales Act (Ontario) that all taxes collectable or payable by Murray Canada under such act have been paid;

(q) a letter agreement of Murray Europe, in form an substance reasonably acceptable to the Buyers, indicating that Murray Europe understands that subsequent to the Closing the Buyers shall have the sole right to use the Business Names, agreeing that immediately following the Closing, Murray Europe shall, and shall cause each of its Subsidiaries to, maintain corporate names which are not confusingly similar to “Murray”, any other Business Name or any other name which is confusingly similar to the foregoing;

(r) a certificate setting forth the amount of Cash and Cash Equivalents on the day immediately prior to the Closing Date; and

(s) all such other agreements, documents, instruments and writings as are reasonably required to be delivered by the Sellers at or prior to the Closing Date pursuant to this Agreement.

Section 4.4 Deliveries by the Buyers.

At or prior to the Closing, the Buyers shall transfer the Escrow Amount to the Escrow Agent as provided above and shall deliver the following to the Sellers:

(a) an amount of cash equal to the Adjusted Purchase Price by wire transfer of immediately-available U.S. funds to such account or accounts specified by the Sellers;

(b) certified copies of the Certificate of Incorporation, Bylaws or other governing instrument of each Buyer, each as in effect as of the Closing;

(c) certified copies of the resolutions duly adopted by each Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement;

(d) each Instrument of Assignment and Assumption with respect to the Assumed Obligations, duly executed by the applicable Buyer;

(e) the certificate contemplated by Section 8.3(a);

(f) duly executed counterparts of the Transition Supply Agreement and the Bailment Agreement;

(g) the Canadian Tax Elections, including without limitation: (i) a GST Election pursuant to subsection 167(1) of the Excise Tax Act (Canada); and (ii) Section 22 Election pursuant to the Income Tax Act (Canada); each duly executed by Briggs Canada;

(h) such other agreements, documents, instruments and writings as are required to be delivered by the Buyers at or prior to the Closing Date pursuant to this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to the Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers jointly and severally represent and warrant to the Buyers as follows:

Section 5.1 Organization; Qualification.

Each Seller is either a corporation or company duly incorporated, amalgamated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, amalgamation or formation and has all requisite corporate power and authority to own, lease, and operate the Acquired Assets owned, leased or operated by it and to carry on the Business as it relates to such Seller as is now being conducted. Each Seller is duly qualified or licensed to do business as a foreign corporation or company and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary with respect to the Business. The Sellers have delivered to the Buyers true, current and correct copies of the each Seller’s Certificate or Articles of Incorporation, Memorandum and Articles of Association, Bylaws or other governing instrument.

Section 5.2 Authority Relative to this Agreement.

Each Seller has all corporate power, and in the case of Murray U.S., upon entry of the Sale Order, will have such power and authority necessary to execute and deliver this Agreement and the other agreements, instruments and certificates contemplated thereby including without limitation the Transaction Documents (the “Other Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors or other similar governing body of each Seller, and in the case of Murray Canada the sole shareholder, and no other corporate action on the part of either Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller, and assuming that this Agreement constitutes a valid and binding agreement of the Buyers constitutes a valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms.

Section 5.3 Consents and Approvals; No Violation.

Subject to receipt of those consents set forth on Section 5.3 of the Disclosure Schedules (“Third Party Consents”) and receipt of the other Required Consents, the execution, delivery and performance of this Agreement and the Other Documents by each Seller that is a party hereto or thereto and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or modify or to accelerate any obligation under, (v) result in the creation of any Encumbrance upon any of the Acquired Assets or (vi) require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or other Governmental Entity, under the provisions of either Seller’s certificate or articles of incorporation or memorandum and articles of association or other governing instrument (as the case may be) or bylaws or any indenture, mortgage, lease, loan agreement, contract, understanding, commitment, instrument or other agreement to which either Seller is bound or which affects the Acquired Assets, or any law, statute, rule or regulation to which either Seller or the Acquired Assets are subject. Without limiting the generality of the foregoing, there are no agreements, options, commitments or rights for any Person (other than the Buyers) to purchase or otherwise acquire any of the capital stock of either Seller or any of the Acquired Assets or any interests therein, except those entered into in the ordinary course of business consistent with past practice for the sale of Inventory. Notwithstanding anything to the contrary herein, no consent from D’Long, any Subsidiary or Affiliate of D’Long or any equityholder, creditor or stockholder of the foregoing (including any Governmental Entity having or claiming any interest in the foregoing) is necessary to consummate the transactions contemplated hereby.

Section 5.4 Financial Statements and Reports.

(a) The Sellers have delivered to the Buyer the following financial statements:

(i) unaudited consolidated and consolidating balance sheet as of October 2, 2004 (the “Latest Balance Sheet”) and the related statements of income and cash flows of the Sellers for the twelve months then ended; and

(ii) audited consolidated balance sheets of the Sellers as of September 30, 2003 and September 30, 2002, and the related consolidated statements of income and cash flows for the years then ended.

(b) Each of the foregoing financial statements (the “Financial Statements”) has been based upon the information contained in the Sellers’ books and records and presents truly and fairly in all material respects the consolidated financial condition and results of operations for the Sellers as of the times and for the periods referred to therein, and such financial statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, except in the case of the unaudited interim financial statements, the absence of footnotes and subject to customary year end audit adjustments (none of which would to the best of Sellers’ Knowledge, alone or in the aggregate, have a Material Adverse Effect). The Sellers have made available to the Buyers all monthly operating reports filed with the Bankruptcy Court.

Section 5.5 Acquired Assets.

The Sellers have title and will transfer to the Buyers as of the Closing, indefeasible title to, or a valid leasehold interest in, all of the Acquired Assets. After the Closing the Buyers will own the Acquired Assets free and clear of all Encumbrances except Permitted Liens. The Acquired Assets and the Owned Real Estate represent all of the material assets, whether tangible or intangible, real or personal, that are necessary or desirable for the conduct of the Business as currently conducted. The buildings, improvements, fixtures, machinery, equipment, vehicles and other tangible assets (whether owned or leased) included in the Acquired Assets or the Owned Real Estate are, except for ordinary wear and tear and except for those out of service for maintenance in the ordinary course of business, in good condition and repair and are usable in the ordinary course of business. The Sellers own, or lease under valid leases, all buildings, machinery, equipment and other tangible assets used in the conduct of the Business, as it is currently conducted. All such assets are installed, maintained and operated in accordance with all applicable laws, regulations and ordinances and insurance policies, except where the failure to do the same has resulted or would likely result in a Material Adverse Effect.

Section 5.6 Real Property.

(a) Section 5.6(a) of the Disclosure Schedules lists, as of the date of this Agreement, all Real Property leases currently used in the operation of the Business (the “Leases”) under which either Seller is a lessee or a lessor (collectively, the “Leased Real Property”).

(b) Section 5.6(b) of the Disclosure Schedules lists, as of the date of this Agreement, all Real Property which is owned by either Seller and used in the current operation of the Business (collectively, the “Owned Real Property”).

(c) With respect to any Lease:

(i) such Leases are legal, valid, binding, enforceable and in full force and effect, Murray U.S. or Murray Canada, as applicable, hold valid and existing leasehold or subleasehold interests under each such Lease for the term set forth with respect thereto on Section 5.6(a) of the Disclosure Schedules;

(ii) the Sellers have delivered to the Buyers complete and accurate copies of each such Lease and none of such Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to the Buyers;

(iii) each such Lease shall, but as to those held by Murray U.S. only to the extent the Sale Order authorizes the assumption and assignment thereof, continue to be legal, valid, binding, enforceable and in full force and effect on identical terms on the Closing Date;

(iv) no party to such Lease has repudiated any provision thereof;

(v) there are no material disputes, oral agreements, or forbearance programs in effect as to any such Lease;

(vi) neither Seller has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Leases, except as to any liens or encumbrances of which such Leases will be transferred free and clear at the Closing; and

(vii) except as set forth on Section 5.6(c)(vii), such Lease is fully assignable to the Buyers under the Bankruptcy Code upon entry of the Sale Order or otherwise without the necessity of any consent or, except as otherwise provided herein, the Sellers shall obtain all necessary consents prior to the Closing.

(d) With respect to any Assumed Real Property:

(i) no damage or destruction has occurred with respect to any such Assumed Real Property that, individually or in the aggregate, has had or resulted in, or will likely have or result in, a Material Adverse Effect; and

(ii) there are no outstanding options, rights of first refusal, rights of first offer or similar rights to purchase any Assumed Real Property, or any portion or interest of the foregoing that will survive the Closing.

Section 5.7 Environmental Matters.

(a) Except as disclosed on Section 5.7(a) of the Disclosure Schedules, with respect to any Assumed Real Property, the Sellers have complied and are in compliance with all Environmental and Safety Requirements where the failure to comply with same has resulted or would likely result in a Material Adverse Effect.

(b) Without limiting the generality of the foregoing, the Sellers have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements, where the failure to comply with same has resulted or would likely result in a Material Adverse Effect (“Environmental Permits”). A list of all Environmental Permits is set forth on the Section 5.7(b) of the Disclosure Schedules.

(c) Except as set forth on Section 5.7(c) of the Disclosure Schedules, none of the following exists at any Assumed Real Property:

(i) underground storage tanks or surface impoundments;

(ii) asbestos-containing material in any form or condition;

(iii) lead based paint or materials containing lead based paint in any form or condition;

(iv) materials or equipment containing polychlorinated biphenyls;

(v) landfills or disposal areas; or

(vi) contamination of soils or groundwater requiring remediation under any applicable Environmental and Safety Requirements.

(d) With respect any Assumed Real Property, the Sellers have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substances, so as to give rise to material liabilities for response costs, natural resource damages or attorneys fees pursuant to the CERCLA, the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental and Safety Requirements.

(e) Except as otherwise set forth in Section 5.7(e) of the Disclosure Schedules, neither this Agreement nor the consummation of the transactions contemplated hereby shall, result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental and Safety Requirements with respect to any Assumed Real Property.

(f) With respect to the Business, neither Seller has, either expressly or by operation of law, assumed or undertaken any liability (including any obligation for corrective or remedial action) of any other Person relating to Environmental and Safety Requirements. Without limiting the foregoing, no facts, events or conditions relating to the past or present facilities, properties or operations of the Sellers or the Business shall prevent, hinder or limit, in any material respects, continued compliance with Environmental and Safety Requirements by the Business, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements or give rise to any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, (including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resource damage).

(g) The Sellers have furnished or made available to the Buyers all environmental audits, reports and other material environmental documents relating to the current and former operations and facilities of the Sellers, which are in their possession, custody or control.

Section 5.8 Employee Benefit Plans and Foreign Plans.

(a) None of the Sellers or any ERISA Affiliate contributes to or has any obligation to contribute to or any other Liability (including partial or complete withdrawal liability as defined in Sections 4205 and 4203 of ERISA and any obligation under Section 4204 of ERISA) with respect to any Multiemployer Plan.

(b) Except as set forth on Section 5.8(b) of the Disclosure Schedules, none of the Sellers or any ERISA Affiliate has any obligation to provide health or life or other welfare-type benefits to any current or future retired or former employee, officer or director of the Business other than pursuant to COBRA. Murray U.S., its Subsidiaries and each ERISA Affiliate have complied and are in compliance with the requirements of COBRA and Murray Canada has complied with all local obligations to its respective current or future retired or former employees, officers or directors with regard to health and/or welfare type benefits.

(c) Except as set forth in Section 5.8(c) of the Disclosure Schedules, with respect to any Employee Benefit Plan subject to Title IV of ERISA (each, a “Title IV Plan”): (i) none of the Sellers or any ERISA Affiliate has withdrawn from a Title IV Plan during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA, where such withdrawal could result in liability of such substantial employer pursuant to Sections 4062(e) or 4063 of ERISA; (ii) no Seller or ERISA Affiliate has filed a notice of intent to terminate any Title IV Plan or adopted any amendment to treat any Title IV Plan as terminated; (iii) the Pension Benefit Guaranty Corporation (the “PBGC”) has not instituted proceedings to terminate any Title IV Plan and no event or condition has occurred that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan; (iv) no accumulated funding deficiency (whether or not waived) exists, as determined under Section 412 of the Code; (v) no reportable event, as described in Section 4043 of ERISA, has occurred; (vi) no excise Taxes have been incurred; and (vii) no amendment with respect to which security is required under Section 307 of ERISA or Section 401(a)(29) of the Code has been made. With respect to the Foreign Plans, no steps have been taken which are or may be the local equivalents to those identified above in respect of the Title IV Plans.

(d) Each Foreign Plan established, registered, invested, maintained, sponsored or contributed to by Murray Canada, or with respect to which Murray Canada has any Liability, has been maintained, funded and administered in compliance with its terms, the terms of any applicable collective bargaining agreements, all understandings, written or oral, between Murray Canada and its employees or former employees and the relevant provisions of applicable laws. Except as set forth on Section 5.8(d) of the Disclosure Schedules, there are no underfunded liabilities associated with any such Foreign Plan and the Sellers are not aware of any likely future shortfall or likely underfunding in respect of any such Foreign Plan. No Foreign Plan maintained, contributed to or established for the benefit of Murray Canada’s (or any of its predecessors) current or former employees has ever been a defined benefit pension plan. The pension plan maintained, contributed to or established for the benefit of Murray Canada’s (or any of its predecessors) current or former employees has always been a defined contribution plan.

(e) Neither Seller, nor any ERISA Affiliate maintains a plan which would be reasonably likely to result in the payment to any employee or former employee of such Person by any Buyer of any money or other property or rights or accelerate or provide any other rights or benefits to any employee or former employee of either Seller, or any ERISA Affiliate which would become an obligation of any Buyer as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code or the local equivalent.

(f) The Sellers have furnished or made available to the Buyers true, correct, up-to-date and complete copies of all Canadian Foreign Plans, and all oral or written summaries of the material terms thereof, together with all related plan summaries and employee booklets.

Section 5.9 Contracts and Arrangements.

(a) Except for contracts, agreements, personal property leases, service agreements, customer agreements, commitments, understandings or instruments which are listed on Section 5.9(a) of the Disclosure Schedules (collectively the “Existing Contracts”), to Sellers’ Knowledge neither Seller is, as of the date hereof, a party to or otherwise bound by any oral or written:

(i) collective bargaining agreement;

(ii) agreement with respect to the lending or investing of funds in or to other Persons;

(iii) license or royalty agreement;

(iv) nondisclosure or confidentiality agreement;

(v) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

(vi) lease or agreement under which such Seller is lessee of or holds or operates any personal property owned by any other party for which the annual rental exceeds $50,000;

(vii) lease or agreement under which either Seller is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by such Seller for which the annual rental exceeds $25,000;

(viii) franchise, dealership, vendor, customer, agency, license or service center agreements;

(ix) contract or group of related contracts with the same party for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services under which the undelivered balance of such products and services has a selling price in excess of $50,000;

(x) other contract or group of related contracts with the same party continuing over a period of more than six months from the date hereof, not terminable by such Seller upon 30 days’ or less notice without penalty or involving more than $5,000;

(xi) contract which prohibits such Seller or the Business from freely engaging in business anywhere in the world;

(xii) contract relating to the distribution, marketing, sale, advertising or promotion of its products or services;

(xiii) contract with any officer, director, shareholder or other Affiliate;

(xiv) warranty agreement with respect to products sold or services rendered;

(xv) agreement relating to ownership of or investments in any business or enterprise (including investments in joint ventures and minority equity investments);

(xvi) other agreement material to the Business, whether or not entered into in the ordinary course of business;

(xvii) contract that is a settlement, conciliation or similar agreement pursuant to which either Seller is required to pay consideration in excess of $50,000; or

(xviii) contract or agreement with any Governmental Entity (“Government Contracts”).

(b) With respect to each Seller’s obligations hereunder and, with respect to the obligations of the other parties thereto, all of the material contracts set forth or required to be set forth on a schedule hereto are valid, binding and enforceable in accordance with their respective terms, subject to limitations imposed by any bankruptcy, insolvency or other laws affecting creditors rights generally. Except as specifically disclosed in the Section 5.9(b) of the Disclosure Schedules, (i) to the Knowledge of Sellers, no material contract or commitment required to be disclosed on the Section 5.9(a) of the Disclosure Schedules has been breached in any respect or cancelled by the other party thereto and (ii) there is no material breach of or default by either Seller under any lease, contract, commitment or other agreement to which such Seller is a party with respect to the Business or any event which, upon giving of notice or lapse of time or both, would constitute such a breach or default (other than those which will be cured at Closing in accordance with the Sale Order).

(c) Section 5.9(c) of the Disclosure Schedules sets forth each contract, commitment or obligation of either Seller which is secured by a letter of credit, bond or guarantee and the nature and amount of such security. At the Closing, all such letters of credit, bonds and/or guarantees by or on behalf of the Sellers shall be released and, if necessary, replaced by letters of credit, bonds, guarantees or other financial security procured by or on behalf of the Buyers, acceptable to the beneficiaries of such letters of credit, bonds or guarantees.

(d) Section 5.9(d) of the Disclosure Schedules sets forth to Sellers’ Knowledge, the cure amount for each Existing Contract that is required to cure all defaults for such contract and to Sellers’ Knowledge, such cure amount for each Existing Contract is accurate as of the date of this Agreement.

Section 5.10 Legal Proceedings and Judgments.

Except as set forth on Section 5.10 of the Disclosure Schedules, to the Knowledge of each Seller, (a) there are no Claims, actions, proceedings or investigations pending or threatened in writing against or relating to either Seller before any court or other Governmental Entity acting in an adjudicative capacity, which individually or in the aggregate, would have a Material Adverse Effect; and (b) there are no Claims, actions, proceedings or investigations pending against or relating to either Seller before any court or other Governmental Entity acting in an adjudicative capacity, which have been commenced after the filing of the Cases. Except as set forth on Section 5.10 of the Disclosure Schedules, to the Knowledge of each Seller, neither Seller nor any of their Affiliates is subject to any outstanding judgment, rule, order, writ, injunction or decree of any court or other Governmental Entity which, individually or in the aggregate, would have a Material Adverse Effect.

Section 5.11 Permits.

Each Seller has all permits, licenses, franchises and other governmental authorizations, consents and approvals (collectively, “Permits”), necessary for the operation by such Seller of the Business as presently conducted, other than those the failure of which to have or maintain the same would not likely result in a Material Adverse Effect. Section 5.11 of the Disclosure Schedules sets forth a list of all material Permits and Environmental Permits held by either Seller as of the date hereof and necessary for the operation of the Business as presently conducted, other than those the failure of which to have or maintain the same would not likely result in a Material Adverse Effect.

Section 5.12 Compliance with Laws.

Except as set forth on Section 5.12 of the Disclosure Schedules:

(a) All products currently distributed by or on behalf of the Sellers comply with all material applicable laws, ordinances, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof (including the CPSC) in effect in the territories in which such products are currently sold or distributed and no notices have been received by, and no Claims have been filed against either Seller alleging a violation of any such laws, ordinances, rules, requirements or regulations;

(b) With respect to any Assumed Real Property, neither of the Sellers is in violation of any applicable zoning ordinance, building code or other law, regulation or requirement relating to the operation of the Facilities or the personal property included in the Acquired Assets. Neither Seller has any knowledge of nor received any written notice of any such violation of any such law, regulation or requirement; and

(c) Each Seller has, with respect to the Business, complied in all material respects with all applicable laws relating to the employment of labor (including without limitation the provisions thereof relating to wages, hours, human rights, equal opportunity, pay equity, employment standards, collective bargaining, workplace safety, workers’ compensation, occupational health and safety, and the payment of social security and other payroll withholdings, remittances and taxes).

Section 5.13 Taxes.

Except as set forth on Section 5.13 of the Disclosure Schedules:

(a) all Taxes, assessments and other governmental charges imposed upon either Seller its Affiliates, or upon any of the assets, income or franchises of Sellers and their Affiliates (whether or not shown on any Tax Return), have been timely paid or, if not yet payable, shall be timely paid and are adequately accrued on the books and records of the Sellers;

(b) there are no actual or proposed Tax deficiencies, assessments or adjustments with respect to either Seller or any of their Affiliates or any assets or operations of the Sellers;

(c) there are no ongoing or pending Tax audits by any taxing authority against either Seller or any of their Affiliates; no claim has ever been made by an authority in a jurisdiction where either Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(d) each of the Sellers and their Affiliates has withheld and paid all Taxes required to have been withheld and paid including with limitation in connection with any amounts or benefits (whether actual or deemed given), paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

(e) neither Seller has ever been a member of an affiliated group (as defined in Code Section 1504(a)) which files a consolidated return (other than a group the common parent of which was Murray U.S.).

(f) prior to the Closing Date the Sellers have provided to the Buyers copies of all rulings by and correspondence with any Tax Authority which relate to either Seller.

Section 5.14 Intellectual Property.

(a) Section 5.14(a) of the Disclosure Schedules sets forth all of the following that are owned by either Seller: (a) patents and patent applications; (b) registered trademarks and service marks and applications therefor and Internet domain names; (c) registered copyrights and applications therefor; (d) applications for Intellectual Property that are in the process of being prepared, or unfiled invention disclosures, (e) material unregistered trademarks, service marks, and copyrights; (f) trade names and corporate names; and (g) other material Intellectual Property.

(b) Except as set forth on Section 5.14(b) of the Disclosure Schedules, all Intellectual Property used in the conduct of the Business (collectively, “Business Intellectual Property”) is either (i) owned by either Seller, or (ii) used by either Seller pursuant to a valid and enforceable license agreement from a third party, in each case to the extent necessary for the operation of the Business as presently conducted, free and clear of all Encumbrances. For avoidance of doubt, Business Intellectual Property shall include without limitation all items disclosed or required to be disclosed on Section 5.14(a) of the Disclosure Schedules.

(c) Except as set forth Section 5.14(c) of the Disclosure Schedules, there is no pending, or to Knowledge of Sellers’, threatened Claims or litigation of any nature affecting or relating to the Business Intellectual Property, the adverse determination of which would be likely to result in a Material Adverse Effect. Section 5.14(c) of the Disclosure Schedules lists all written notices or written claims currently pending or received by either Seller that claim infringement of any material domestic or foreign letters patent, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how or other confidential proprietary information, in each case to the extent the adverse determination of which would be likely to result in a Material Adverse Effect. Except as set forth on Section 5.14(c) of the Disclosure Schedules, there is, to Sellers’ Knowledge, no reasonable basis upon which any claim may be asserted against either Seller for material infringement or misappropriation of any of the foregoing. Neither Seller, nor to Knowledge of Sellers’, any other Person, is in material default or violation of any contract pursuant to which either Seller licenses intellectual property.

(d) Section 5.14(d) of the Disclosure Schedules sets forth all agreements for the license of Intellectual Property to or by either Seller.

Section 5.15 Labor and Employment Matters.

(a) Except as disclosed on Section 5.15(a) of the Disclosure Schedules, with respect to each of the Sellers (a) there is no collective bargaining agreement or relationship with any labor organization; (b) no labor strike, work stoppage, or slowdown, is underway or, to the Knowledge of such Seller, threatened; (c) there is no labor or employment-related Claim, relating to an alleged violation or breach by either Seller of any law, regulation or contract, (d) no employee or agent of either Seller has committed any act or omission giving rise to material liability for any violation or breach identified in (c) above; (e) there is no workman’s compensation or workplace safety liability, experience or matter that could have a Material Adverse Effect.

(b) Except as disclosed on Section 5.15(b) of the Disclosure Schedules, there are no employment contracts or severance agreements with any employees of either Seller.

(c) With respect to this transaction, any consent or notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be satisfied. Except as set forth in Section 5.15(c) of the Disclosure Schedules, within the past three years, none of the Sellers or any of their Affiliates has implemented any plant closing or layoff of employees that could implicate the WARN Act (or any similar foreign, state or local law, regulation or ordinance relating to the termination of employment), and no such action will be implemented without advance notification to the Buyers.

(d) Section 5.15(d) of the Disclosure Schedules sets forth an accurate and complete list of each employee of Murray Canada (the “Murray Canada Employees”) and includes the age, position, status, (including whether the employee is currently on layoff or a leave of absence, the reason for the leave of absence and the anticipated date of return), date of hire, total compensation and benefits of each of the Murray Canada Employees.

(e) Neither Murray Canada nor any of its predecessors is or ever has been a party to a collective bargaining or similar labor agreement.

Section 5.16 Intercompany Services.

Section 5.16 of the Disclosure Schedules describes all intercompany services provided to or on behalf of either Seller by any of its Affiliates.

Section 5.17 Insurance.

Section 5.17 of the Disclosure Schedules lists and describes each insurance policy maintained for or on behalf of either Seller. True, complete and correct copies of each insurance policy maintained by the Sellers have been made available to the Buyers. Each of the insurance policies are in full force and effect, and neither Seller is in default with respect to any obligations under any of such insurance policies. If between the date hereof and the Closing Date, either Seller desires to alter any insurance policy, such Seller shall obtain the Buyers’ prior written consent to any such change. Except as set forth on the Section 5.17 of the Disclosure Schedules, neither Seller has any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

Section 5.18 Material Customers and Suppliers.

Section 5.18 of the Disclosure Schedules (which Section of the Disclosure Schedules shall remain under seal) sets forth (i) a list of names and addresses of the ten largest customers (“Material Customers”) and the ten largest suppliers (“Material Suppliers”) of each of Murray U.S. and Murray Canada, measured in each case by dollar volume of purchases or sales during the year ended September 30, 2004, and the dollar amount of purchases or sales which each such customer or supplier represented during each of the fiscal years ended 2003 and 2004 and (ii) copies of forms of purchase order for inventory and other supplies and sales contracts for finished goods used by Murray U.S. and Murray Canada for the Material Suppliers and the Material Customers.

Section 5.19 Product and Service Warranties.

Except as set forth on Section 5.19 of the Disclosure Schedules, each product sold or delivered and each service rendered by either Seller has been in conformity in all respects with all applicable contractual commitments and all express and implied warranties, and neither Seller has any liabilities or obligations for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product and service warranty claims accrued on the Latest Balance Sheet, as the case may be. No product sold or delivered or service rendered by either Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions with respect thereto. Prior to the date hereof, Sellers have delivered to the Buyers copies of the standard terms and conditions of sale for products delivered and services rendered by Sellers with respect to the Business (containing all applicable guaranty, warranty, and indemnity provisions).

Section 5.20 Personal Property and Fixtures.

Section 5.20 of the Disclosure Schedules contains a list of all machinery, equipment, vehicles, furniture and other personal property (a) owned by Murray U.S. or Murray Canada having an original cost of $10,000 or more or (b) leased annually Murray U.S. or Murray Canada at an annual cost of more than $50,000.

Section 5.21 Change of Control.

Except as set forth on Section 5.21 of the Disclosure Schedules, no rights or benefits of any Person have been (or will be) triggered, accelerated or increased as a result of the consummation of the transactions contemplated by this Agreement and the other documents and agreements contemplated hereby.

Section 5.22 Products Liability; Recalls.

Except as set forth on Section 5.22 of the Disclosure Schedules, there are no existing Liabilities, Claims or obligations arising from or, to either Seller’s knowledge, alleged to arise from any actual or alleged injury to Persons, damage to property or other loss as a result of the ownership, possession or use of any product manufactured, sold, distributed, leased or delivered by either Seller.

Section 5.23 Names and Locations.

(a) Except as set forth on Section 5.23(a) of the Disclosure Schedules, during the five-year period prior to the execution and delivery of this Agreement, neither Seller has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business (“Prior Names”) other than the exact name under which it has executed this Agreement.

(b) Except as set forth on Section 5.23(b) of the Disclosure Schedules, other than goods in transit, all of the tangible Acquired Assets are located at the Facilities.

(c) Except as set forth on Section 5.23(c) of the Disclosure Schedules, during the five-year period prior to the execution and delivery of this Agreement, neither Seller has reincorporated or reorganized in a different jurisdiction.

Section 5.24 Existing Indebtedness.

Section 5.24 of the Disclosure Schedules sets forth as of the date of execution of this Agreement the amount of Indebtedness of the Sellers (the “Existing Indebtedness”), and the name of each lender, creditor, vendor, lessor or other financing party under such Indebtedness.

Section 5.25 Brokerage.

Murray U.S. has engaged the firm of Jeffries & Company, Inc. to assist them in connection with the matters contemplated by this Agreement and will be responsible for the fees and expenses of such firm. Other than as described in the preceding sentence or as is payable by Sellers and not by Buyers, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of either Seller or any of their respective Affiliates.

Section 5.26 Other Representations and Warranties.

(a) Neither Murray U.S. nor Murray Canada:

(i) owns directly or beneficially any marketable securities; and

(ii) is a party to any Shared Contract except as set forth on Section 5.26(a)(ii) of the Disclosure Schedules.

(b) The amounts set forth on Exhibit D as cure costs for each Existing Contract, represent, as of the date hereof, the Sellers’ reasonable calculation based solely on the Sellers’ books, records and all objections or other demands received as of the date hereof of all amounts owed as of the Petition Date under such Existing Contract as of the date hereof.

(c) The amount of accrued but unpaid wages, salaries, commissions, bonuses, accrued vacation pay, payable to or receivable by any Murray Canada Employee for all periods up to and including the date hereof, in respect of their employment with either Seller or any predecessor of either Seller are set forth on Section 5.26(c) of the Disclosure Schedules.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

As an inducement to the Sellers to enter this Agreement and to consummate the transactions contemplated hereby, the Buyers represent and warrant to the Sellers as follows:

Section 6.1 Organization.

Each Buyer is a corporation duly incorporated, or a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as is now proposed to be conducted.

Section 6.2 Authority Relative to this Agreement.

The Buyers have all corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the directors or other similar governing body of the Buyers and no other limited liability company or other corporate proceedings on the part of the Buyers are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyers, and assuming that this Agreement constitutes a valid and binding agreement of the Sellers, constitutes a valid and binding agreement of the Buyers, enforceable against the Buyers in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 6.3 Consents and Approvals; No Violation.

Subject to the receipt of the Required Consents (other than the Third Party Consents) neither the execution and delivery of this Agreement by the Buyers nor the purchase by the Buyers of the Acquired Assets and the assumption by the Buyers of the Assumed Obligations and Assumed Contracts pursuant to this Agreement will (a) conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws (or other similar governing documents) of the Buyers; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity which has not been otherwise obtained or made; or (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which such Buyer is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, and except for such breaches or defaults that would not have a material adverse effect.

Section 6.4 Legal Proceedings and Judgments.

There are no claims, actions, proceedings or investigations pending or, to the knowledge of the Buyers, threatened against or relating to the Buyers before any court or other Governmental Entity acting in an adjudicative capacity which have not been disclosed with the SEC, which individually or in the aggregate would have a material adverse effect on Buyers or their Affiliates.

Article VII

COVENANTS OF THE PARTIES

Section 7.1 Conduct of Business.

(a) Except as described on Section 7.1(a) of the Disclosure Schedules and except as required by the Bankruptcy Court or applicable bankruptcy law, during the period commencing on the date of the Latest Balance Sheet and ending on the Closing Date, the Sellers shall continue to use commercially reasonable efforts to (i) operate the Business in the usual, regular and ordinary course, in accordance with past custom and practice (including with respect to maintenance of working capital balances, collection of accounts receivable, payment of accounts payable and cash management practices generally); (ii) other than as permitted in writing by the Buyers, preserve in all material respects the Business, and (iii) preserve, in all material respects, the goodwill and relationships with customers, suppliers and others having business dealings with the Business, in each case, taking into account Murray U.S.’ current applicable status as a filer under Chapter 11 of the Bankruptcy Code.

(b) Prior to the Closing Date, without the prior written consent of the Buyers which shall not be unreasonably withheld, neither Seller shall (i) terminate, extend or otherwise amend any of the material licenses, certificates of authority or permits relating to the Business or (ii) create, incur, assume or suffer to exist any Encumbrance upon any of the Acquired Assets, in each case, other than in the ordinary course of business. Except for the sales of inventory in the ordinary course of business, prior to the Closing Date, without the prior written consent of the Buyers, neither Seller shall sell, lease (as lessor), transfer or otherwise dispose of, any of the Acquired Assets.

(c) Prior to the Closing Date, the Sellers shall continue all activities necessary to preserve and maintain in full force and effect the material licenses, certificates of authority and permits relating to the Business.

Section 7.2 Access to Information.

(a) Between the date of this Agreement and the Closing Date, each Seller shall, and shall cause its Subsidiaries to, during ordinary business hours, upon reasonable notice (i) give each Buyer and the Buyer Representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Acquired Assets, (ii) permit the Buyers to make such reasonable inspections thereof as the Buyers may reasonably request, (iii) furnish the Buyers with such financial and operating data and other information with respect to the Business as the Buyers may from time to time reasonably request, provided, however, that (A) any such access shall be conducted in such a manner so as not to interfere unreasonably with the operation of the Business, (B) the Sellers shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) the Sellers need not supply the Buyers with any information which the Sellers is under a legal obligation not to supply.

(b) The Buyers and the Sellers acknowledge that they are subject to the Confidentiality Agreement. All information furnished to or obtained by the Buyers or any of the Buyer Representatives or the Sellers or any of the Sellers’ Representatives pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement and shall be treated as Confidential Information for all purposes of the Confidentiality Agreement.

Section 7.3 Expenses.

Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

Section 7.4 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Acquired Assets and this Agreement, including without limitation (i) ensuring satisfaction of the conditions precedent to each party’s obligations hereunder; and (ii) upon either Buyer’s request, giving such oaths and testimony, providing such cooperation, and executing (or causing its Affiliates to execute) any additional instruments necessary to effect or record the assignment to either Buyer of Intellectual Property pursuant to this Agreement and to enforce all rights therein. Neither any of the Sellers, on the one hand, nor any of the Buyers, on the other hand, shall, without the prior written consent of the other party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time on or after the Closing Date, the Sellers shall, at their own expense, execute and deliver such documents to the Buyers as either Buyer may reasonably request in order to more effectively vest in the Buyers such Seller’s title to the Acquired Assets. For the avoidance of doubt, such further assurances shall include entering into of a power of attorney in favor of Briggs U.S. and Briggs Canada in respect of the Acquired Assets. Nothing in this Section 7.4 shall require the Buyers to assume any risks, obligations or liabilities in addition to, or inconsistent with those set forth in this Agreement nor shall any required or additional deliveries at Closing be deemed to impose any such additional liability on Sellers.

(b) In the event that any Acquired Asset shall not have been conveyed to the applicable Buyer at the Closing, the applicable Seller shall, subject to Section 7.6(c), convey such asset to the Buyers as promptly as is practicable after the Closing.

Section 7.5 Public Statements.

Neither Seller nor any of their Affiliates shall issue a press release or otherwise make any public statements with respect to the transactions contemplated hereby, except as may be required by law, by obligations pursuant to any listing agreement with any national securities exchange or over-the-counter market or, and in each case then only after the Buyers have consented thereto (which consent shall not be unreasonably withheld or delayed). In addition, the Sellers shall consult with the Buyers before either Seller or any of their Affiliates issues any press release or otherwise makes any public statements with respect to the transactions contemplated hereby and consider any comments Buyers may have with respect thereto.

Section 7.6 Governmental Entity Consents and Approvals.

(a) Antitrust Filings. Subject to Section 7.6(c), as soon as reasonably practicable but in no event later than January 26, 2005, the Sellers and the Buyers shall each prepare and file, or cause to be prepared and filed, (1) any notifications required to be filed under the HSR Act with the United States Federal Trade Commission (“FTC”) and the Department of Justice (“DOJ”), and request early termination of the waiting period under the HSR Act; and (2) any merger filings as may be required by any foreign countries, including, without limitation, the Competition Act. Each party shall promptly respond to any requests for additional information in connection with such filings and shall take all other reasonable actions to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing; provided however, that nothing in this Section shall require the Buyers to (A) incur any material liability or obligation of any kind, or (B) agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of, or to any limitation on, the acquisition, ownership, operation, effective control or exercise of full right of ownership of any asset or assets of the businesses of the Buyers or the Sellers. The Buyers shall be responsible for payment of the applicable filing fee under the HSR Act, but not the Sellers’ costs and expenses (including attorneys’ fees and other legal fees and expenses) associated with the preparation of the Sellers’ portion of any antitrust filings. The Buyers and its counsel shall be responsible for discussions with the FTC, DOJ, and any other antitrust authorities, after consultation and coordination with the Sellers and its counsel. In addition, the Buyers and Sellers shall make any necessary filings for clearance of the transaction contemplated hereby under the Austrian Cartel Act. In the event clearance under the Austrian Cartel Act has not been obtained by Closing, then Sellers shall remain responsible for their Austrian accounts and related business on behalf of the Buyers, subject to reimbursement upon terms specified under the Transition Supply Agreement, until such clearance has been obtained and the Buyers shall not raise absence of such clearance under Section 8.1(e) as a condition to Closing.

(b) Other Governmental Entity Approvals. The Sellers and the Buyers shall each use their reasonable best efforts to cooperate with each other in determining any filings, notifications and requests for approval (other than the filings by the Sellers and the Buyers required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act) required to be made and received prior to the Closing under applicable law or regulation including any filing, approvals, proceedings, or consents under the Investment Canada Act (collectively, the “Other Regulatory Approvals”). In connection with any Other Regulatory Approvals, neither Buyer nor any of the Sellers will, and each of them will use its reasonable best efforts not to, cause or permit any of its officers, directors, partners or other Affiliates to, take any action which could reasonably be expected to materially and adversely affect the submission of any required filings or notifications or the grant of any such approvals.

(c) Cooperation. The Sellers and the Buyers (i) shall promptly inform each other of any communication from any Governmental Entity concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other party to review in advance any proposed written communication or information submitted to any such Governmental Entity in response thereto. In addition, each of the Sellers and the Buyers shall not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement, the transactions contemplated hereby or any such filing, notification or request for approval unless it consults with the other party in advance and, to the extent permitted by any such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable laws, rules or regulations, each of the Sellers and the Buyers shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and the Governmental Entity or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval. Each of the Sellers and the Buyers shall also furnish the other party with such necessary information and assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration, or submissions of information to the Governmental Entity in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval. The Sellers and the Buyers shall prosecute all required requests for approval with all necessary diligence and otherwise use their respective reasonable best efforts to obtain the grant thereof by a Final Order as soon as possible.

Section 7.7 Fees and Commissions.

To the extent either party pays or becomes liable (the “Non-Incurring Party”) for brokerage fees, commissions and finder’s fees incurred by the other party (the “Incurring Party”) in connection with this Agreement, the Incurring Party shall pay to the Non-Incurring Party or otherwise discharge, and shall defend, indemnify and hold the Non-Incurring Party harmless from and against, any and all claims or liabilities for brokerage fees, commissions and finder’s fees incurred by the Incurring Party.

Section 7.8 Tax Matters.

(a) Cooperation on Tax Matters. The Buyers and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Acquired Assets (including, without limitation, access to books and records) as is reasonably necessary for the preparation and filing of all Tax returns in connection with matters relating to or affected by the operations of the Business by the Sellers prior to the Closing, including the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

(b) Transfer Taxes. Except for the Buyers’ GST Obligation, all excise, sales, use, transfer, value added, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and recording, filing and other fees, including without limitation the provincial sales tax payable under the Retail Sales Tax Act (Ontario) (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by the Sellers. Briggs Canada shall provide Murray Canada with a Purchase Exemption Certificate in accordance with the Retail Sales Act (Ontario) in respect of any tangible assets purchased for resale. If (x) after the Canadian Tax Elections and any other tax election the Buyers may reasonably request an exemption to the GST Tax is not available and (y) the GST Tax is required to be remitted to the applicable Canadian Tax Authority in connection with the consummation of this transaction, then Briggs Canada shall bear the GST Tax subject to Briggs Canada being entitled to apply and receive an input tax credit for the GST Tax paid by Briggs Canada (the “Buyers’ GST Obligation”). If payment of any Transfer Tax is required to be paid by either Buyer and such Tax was not previously deducted from the Purchase Price, then the Sellers shall put the Buyers in full and clear funds to enable such Buyer to make payment of such liability as soon as practicable following demand from the Buyers. Briggs Canada, at its own expense, shall file the Canadian Tax Elections with respect to the Buyers’ GST Obligation. The Sellers shall, at their own expense, file all other necessary Tax Returns, Canadian Tax Elections and other documentation with respect to all such Transfer

Taxes and, if required by applicable law and if requested by the Buyers, the appropriate Buyer or Seller shall join in the execution of any Tax Returns or Canadian Tax Elections. Notwithstanding the foregoing, Murray U.S. shall seek in the Sale Order a decretal paragraph which provides that, in accordance with Section 1146(c) of the Bankruptcy Code, the sale of the U.S. Acquired Assets contemplated hereby is a step in the formulation, or anticipation of the formulation, of a Chapter 11 plan for Murray U.S. and, as such, the making or delivery of any instrument of transfer to effectuate the U.S. Acquired Asset transaction hereby shall not be taxed under any law.

(c) Proration of Personal Property Ad Valorem Taxes. All current year’s personal property ad valorem taxes applicable to the Acquired Assets shall be prorated as of the Closing. Sellers shall pay to Buyers at Closing (or give Buyers a credit against the purchase price for) Sellers’ portion of such taxes. If current year’s tax bills are available, the prorations will be based upon such current year’s actual tax bills. If current year’s tax bills are not available, the prorations shall be based upon the prior year’s tax bills. When the current year’s tax bills are available, the prorations will be adjusted based on such current year’s tax bills and the provisions of this Section 7.8(c). Sellers or Buyers, as the case may be, shall reimburse the other for any difference between the prorations determined at the Closing based upon the prior year’s tax bills and any adjustments determined under the preceding sentence based upon the current year’s actual tax bills. The Buyers shall be responsible for remitting the full amount of such personal property ad valorem tax relating to the Acquired Assets for such Straddle Period to the relevant Tax Authority.

Section 7.9 Employees.

(a) Nothing in this Agreement shall create any obligation on the part of either Buyer to offer employment to any employee of Murray U.S. The Sellers shall timely provide and shall be solely responsible for any required WARN Act notice (or notice required under any similar foreign, state or local law, regulation or ordinance relating to the termination of employment), notice of termination of employment, pay in lieu of such notice, severance pay or any other payments relating to or arising out of the employment of (i) any employees of Murray U.S. to whom Briggs U.S. does not make an offer of employment, (ii) any employees who do not accept an offer of employment, if any, of Briggs U.S., and (iii) other employees to whom such notice or payments may be required. To the extent that offers of employment are made by Briggs U.S. to any employee of Murray U.S., the terms and conditions of such offers of employment shall be at the discretion of and solely determined by Briggs U.S.

(b) Except for the Murray Canada Employees who are listed on Section 7.9(b) of the Disclosure Schedules and except for any Murray Canada Employee who is on a long-term disability leave of absence, Briggs Canada shall offer employment, conditional upon and effective on the Closing Date, to each of the Murray Canada Employees listed on Section 5.15(d) of the Disclosure Schedules who are employed by Murray Canada as of the Closing Date, on terms and conditions that are similar to those that presently exist for each such Murray Canada Employee. The Sellers shall timely provide and shall be solely responsible for any required notice of termination of employment, pay in lieu of such notice, severance pay or any other payments relating to or arising out of the employment of (i) any employees of Murray Canada to whom Briggs Canada does not make an offer of employment, (ii) any employees who do not accept an offer of employment of Briggs Canada, and (iii) any other employees to whom such notice or payments may be required.

(c) Employees who accept any such offers of employment made by either Buyer pursuant to Section 7.9(a) and Section 7.9(b) shall be referred to herein as “Transferred Employees”. The Buyers are not assuming any liability for wages, salaries, commissions, bonuses, accrued vacation pay, and all other amounts that may become payable to or receivable by such Transferred Employees for all periods up to and including the Closing Date, in respect of their employment with either Seller or any predecessor of either Seller.

(d) Except to the extent expressly required by the applicable statute with respect to Transferred Employees, the Buyers shall not assume any Liability whatsoever and the Sellers shall retain all Liabilities with respect to all employees and former employees of the Sellers (including, without limiting the generality of the foregoing, Liabilities under COBRA or any other applicable law and Liabilities relating to or arising out of the termination of employment of such employees).

(e) For the avoidance of doubt, the parties hereto expressly acknowledge and agree that nothing in this Agreement is intended to create any Liability on behalf of any Buyer or any Affiliate thereof or make any Buyer or any Affiliate thereof responsible for any Liability, arising from or relating to any Employee Benefit Plan or Foreign Plan or any Excluded Employee Benefits Liability, whenever such Liability may arise or accrue, or for any Liability arising out of the employment of the employees who are not Transferred Employees or arising out of the employment of the Transferred Employees for time periods up to and including the Closing Date.

Section 7.10 Notification.

The Sellers shall notify the Buyers and keep the Buyers advised of the occurrence, to the Knowledge of the Sellers, of (a) any litigation or administrative proceeding pending or threatened against either Seller or any of their Affiliates which could, if adversely determined, have a Material Adverse Effect and (b) any material damage or destruction of any of the Acquired Assets.

Section 7.11 Reorganization Process.

Prior to the Closing, neither Seller shall, without the prior written consent of Buyers:

(a) Seek or consent to the conversion of the Cases to cases under chapter 7 of the Bankruptcy Code or the appointment of a trustee or examiner with managerial powers under section 1104 of the Bankruptcy Code;

(b) Consent to any relief from the automatic stay under section 362 of the Bankruptcy Code with respect to any Acquired Assets; and

(c) Sell or abandon, or file any motion to sell or abandon, any Acquired Assets, other than sales in the ordinary course of business.

Section 7.12 Submission for Bankruptcy Court Approval.

(a) As set forth on the record of the hearing held before the Bankruptcy Court on January 20, 2005, the Sellers shall serve, in accordance with the Bankruptcy Court’s instructions, a notice of the hearing and/or the proposed Sale Order on all interested parties, including on all Taxing Authorities that have jurisdiction over the Business, all governmental agencies having jurisdiction over the Business with respect to environmental and other laws, the attorneys general of all states in which the Business is located and all parties to executory contracts and unexpired leases held by Murray U.S.

(b) The Buyers and Sellers shall cooperate with filing and prosecuting the Sale Motion and obtaining entry of the Sale Order, and Sellers shall use their best efforts to provide Buyers with copies of all material proposed pleadings, motions, orders and notices prepared by or on behalf of the Sellers relating to the Business or this Agreement at least two (2) Business Days prior to the filing thereof in Murray U.S.’s bankruptcy case so as to allow Buyers to provide reasonable comments for incorporation into same. With respect to the Assumed Contracts, Briggs U.S. shall cooperate with the Sellers to provide adequate assurance of future performance as required by section 365 of the Bankruptcy Code.

(c) The rights of the Buyers to the Buyer Protection Fees shall all survive rejection or breach of this Agreement, and shall be unaffected thereby.

Section 7.13 Transition Supply Agreement and the Bailment Agreement.

(a) At or prior to the Closing, Briggs U.S. (or one of its Affiliates) and Sellers, agree to negotiate and enter into a mutually acceptable supply agreement (the “Transition Supply Agreement”) substantially in the form attached as Exhibit G whereby the Sellers shall provide, to the Buyers the manufacture and supply of certain products meeting those specifications described in the Transition Supply Agreement.

(b) At or prior to the Closing, Briggs U.S. and certain Sellers agree to negotiate and enter into a mutually acceptable bailment agreement (the “Bailment Agreement”) substantially in the form attached as Exhibit M whereby the Sellers shall act as bailee for the benefit of the Buyers.

(c) The Sellers on behalf of themselves and any successors or assigns (including any trustee or other similar person appointed to manage and/or operate the Excluded Real Property in accordance with the Transition Supply Agreement) hereby covenant and agree to use their reasonable best efforts to obtain decretal paragraphs in the Sale Order providing that the Transition Period Contracts will remain in full force and effect until the termination of the Transition Supply Agreement, in accordance with its terms, at which time the Transition Period Contracts shall be deemed rejected by the Sellers pursuant to section 365 of the Bankruptcy Code, provided, however, that prior to the termination of the Transition Supply Agreement, the Buyers shall have the ability to compel the Sellers to seek to reject any Transition Period Contract, pursuant to section 365 of the Bankruptcy Code, as soon as practicable upon reasonable notice (each such early rejection, an “Early Transition Period Contract Rejection”).

Section 7.14 Best Efforts.

Subject to the terms and conditions of this Agreement, each of the Sellers and the Buyers shall cooperate and use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under the law to consummate and make effective the transactions contemplated by this Agreement.

Section 7.15 Confidentiality Agreements.

Prior to the Closing, the Sellers shall enforce each confidentiality or similar agreement to which either Seller or any of their Affiliates is a party.

Section 7.16 Name Change.

The Sellers understand that, subsequent to the Closing, the Buyers shall have the sole right to use the Business Names, and that the Buyers shall have the sole right to use such names as a result of the Acquired Assets. Immediately following the Closing, the Sellers shall, and the Sellers shall cause each of their Affiliates to, change its corporate names to a corporate name which is not confusingly similar to any Business Name, and after the Closing, neither Seller nor any of their Affiliates shall use, directly or indirectly, the name “Murray”, any Business Name or any other name which is confusingly similar to the foregoing.

Section 7.17 Prohibited Actions Prior to the Closing.

The Sellers agree that until the Closing without the prior written consent of the Buyers, neither Seller shall advance, continue, initiate or pursue any Excluded Claim, or any other Claim, against any Person that the Buyer could reasonably believe is important to the Business.

Section 7.18 No Encouragement of Setoff.

The Buyers agree that they shall not encourage, incentivize or otherwise facilitate any customer of the Sellers setting off or otherwise reducing any Accounts Receivable of the Sellers, including due to product liability, warranty or similar claims. The Buyers acknowledge that they shall seek to amicably resolve product liability, warranty and similar claims as part of the Buyers’ overall business relationship with the retailers who owe such Accounts Receivable. Sellers, however, agree that nothing in this Section 7.18 or any other provisions of the Transaction Documents shall obligate the Buyers to assume or resolve any such product liability, warranty or similar claims to the extent they are not Assumed Obligations.

Section 7.19 Further Agreements.

(a) The Sellers authorize and empower the Buyers after the Closing Date to receive and to open all mail received by the Buyers relating to the Acquired Assets or the Assumed Obligations and to deal with the contents of such communications in any proper manner. The Sellers shall (a) promptly deliver to the Buyers, any mail or other communication received by them after the Closing Date, (b) promptly wire transfer in immediately available funds to the Buyer, any cash, electronic credit or deposit received by the Sellers and (c) promptly forward to the Buyers, any checks or other instruments of payment that it received, in each case relating to the Acquired Assets, cash and cash equivalents generated from the Acquired Assets and the Transition Period Contracts, the Assumed Obligations or the Buyers’ Fraction of Net Delinquent

Accounts Receivable Collections. The Buyers shall (a) promptly deliver to Sellers, any mail or other communication received by it after the Closing Date, (b) promptly wire transfer in immediately available funds to the Sellers, any cash, electronic credit or deposit received by the Buyers and (c) promptly forward to the Sellers, any checks or other instruments of payment that it receives, in each case relating to the Excluded Assets or Excluded Liabilities except for the avoidance of the doubt the parties agree that the Buyers need not remit to the Sellers cash and cash equivalents or other collections generated from operation of the Acquired Assets and the Transition Period Contracts after the Closing Date and the Buyers’ Fraction of Net Delinquent Accounts Receivable Collections. Notwithstanding anything to the contrary herein, cash and cash equivalents and other collections generated from the operation of the Acquired Assets and the Transition Period Contracts after the Closing Date shall be for the account of the Buyers and not the Sellers.

(b) Sellers shall use their reasonable best efforts to:

(i) obtain a release of B&S, the Buyers and the Buyers Subsidiaries and Affiliates from the Pension Benefit Guaranty Corporation of any Claim or Liability relating to any Employee Benefit Plan, Foreign Plan or any other employee benefit plan, program or arrangement at any time maintained, sponsored, contributed to or required to be contributed to by either of the Sellers, any ERISA Affiliate of either of the Sellers, or any of their respective predecessors or Affiliates;

(ii) deliver to Buyers audited consolidated and consolidating balance sheet as of October 2, 2004 and the related statements of income and cash flows of the Sellers for the fiscal year then ended; and

(iii) promptly take such actions reasonably necessary or appropriate to seek to reject and obtain the Bankruptcy Court’s approval to reject any Executory Contract which the Buyers have indicated they would like rejected pursuant to Section 7.13(c).

Section 7.20 Litigation Support.

(a) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Buyers to assume, conduct, carryout or manage the defense of any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action or failure to act relating to the period prior to the Closing Date (including any Claim relating to the Excluded Product Liability and Product Warranty Claims). For the avoidance of doubt, the parties hereto expressly acknowledge and agree that the Buyers shall not be required to assume, conduct, carryout or manage the defense of any litigation for which the Sellers have as of the date hereof conducted, managed or maintained, including any such product liability or product warranty litigation.

(b) To the extent the Buyers agree with the Sellers to litigate any third party objection to the operation of the Transition Period Contracts during the term of the Transition Supply Agreement, the Buyers shall pay the reasonable attorneys fees and costs which are incurred by Murray U.S. in connection with such litigation; provided, that, the Buyers have delivered their consent to pursuit of such litigation and any counsel used by Murray in connection with such litigation is approved in writing by Buyers prior to commencement of such litigation.

Article VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Obligations to Effect the Closing.

The respective obligations of each party to effect the sale and purchase of the Acquired Assets shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of a material part of the transactions contemplated hereby shall be in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any Governmental Entity which prohibits the consummation of the sale contemplated hereby;

(c) the Bankruptcy Court shall have entered the Sale Order and either (x) waived the requirements of Bankruptcy Rule 6004(g) with respect to the Sale Order, or (y) any stay of the Sale Order shall have expired. The Sale Order shall approve this Agreement and all of the terms and conditions hereof and authorize Sellers to consummate the transactions contemplated hereby. The Sale Order shall provide that (i) the Acquired Assets owned by the Debtor and sold to Buyers pursuant to the Agreement shall be transferred to Buyers free and clear of all liens, claims, interests and encumbrances, including, but not limited to, environmental Claims and product liability Claims, any Claims asserted or which may be asserted by the PBGC, (ii) the Transition Supply Agreement shall be approved pursuant to sections 105, 363 and 365 of the Bankruptcy Code, (iii) the Buyers have acted in good faith within the meaning of section 363(m) of the Bankruptcy Code and, as such, are entitled to the protections afforded thereby, (iv) the Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions, (v) the Buyers are not acquiring or assuming any of Sellers’ or any other person’s liabilities, except as expressly provided in the Agreement, and in no event shall Buyers have any liability or responsibility for any liability excluded under the Agreement, including any unrecorded liability of Sellers, (vi) the Buyers will not have any successor or transferee liability for liabilities of Murray (whether under federal or State law or otherwise) as a result of the sale, purchase, transfer or assignment of the Acquired Assets, and will be exempt from any so-called “bulk sale” laws in all applicable jurisdictions, (vii) the Agreement and the transactions and instruments contemplated thereby, including, without limitation, the Transition Supply Agreement, shall not be subject to rejection or avoidance by, the Debtor or its estate and their respective successors and assigns, (ix) the Buyers shall have until the confirmation of a chapter 11 plan in this bankruptcy case to compel by written notice to the Debtor (an “Assumption/Rejection Notice”) to seek to assume and assign or reject any executory contracts or unexpired leases of the Debtor or its estate is a party (collectively, the “Executory Contracts”) subject to the right of parties other then Murray U.S. to seek rejection or assumption sooner, (x) unless otherwise directed by the Bankruptcy Court, the Debtor shall not, under any circumstance whatsoever, seek to assume and assign or reject any Executory Contract (or seek relief from the Bankruptcy Court to do so) without first obtaining the Buyers’ express written consent, provided that, Buyers have complied with their obligations under clause (d) of the definition of “Assumed Obligations, (xi) to the extent that any party requests relief from the Bankruptcy Court, which affects in any way the Executory Contracts or the Transition Period Contracts, the Buyers shall have standing to object or otherwise respond to such request, (xii) the terms of any chapter 11 plan of reorganization confirmed in the bankruptcy case shall not adversely impact the rights of the Buyers in connection with the Sale Order, the Murray APA, the Transition Supply Agreement or any other related agreements and any chapter 11 plan of reorganization confirmed in the bankruptcy case shall contain provisions necessary to empower the Debtor and its estate and their respective successors and assign to carry out the terms of and consummate the transactions contemplated by the Sale Order, the Murray APA, the Transition Supply Agreement or any other related agreements and (xiii) there shall be a mutual release of all claims, liabilities, suits, debts, judgments and damages, of any kind whatsoever, based on any conduct, acts or occurrences that arose prior to or as of the Closing Date of the Buyers, the Sellers, Murray U.S.’s chapter 11 estate, the Post-Petition Lenders, the Pre-Petition Lenders, the agent for the Post-Petition Lenders and Pre-Petition Lenders and the creditors committee appointed in the Cases (collectively, the “Released Parties”) by each of the Released Parties; provided, however, that (a) the Buyers shall not release any of their prepetition claims (the “Prepetition Claims”) that the Buyers have asserted or may assert in the future against Murray U.S. and/or its estate and its respective successors and assigns, (b) the Released Parties shall not release any claims arising out of the Sale Order or this Agreement and (c) Murray U.S. or its estate shall not release any defenses and rights of set-off or recoupment and that related to the Prepetition Claims or counterclaims (for defensive purposes only) in each case that existed as of the Petition Date; and provided, further, the Sale Order shall not require a release of Buyers from the Post-Petition Lenders, the Pre-Petition Lenders and the agent for the Post-Petition Lenders and Pre-Petition Lenders unless they require a release from Buyers in their favor;

(d) if required under the context of the transactions contemplated by this Agreement, the applicable determination(s) or approval(s) pursuant to, or notice(s) under, the Investment Canada Act, including the regulations and rules promulgated thereunder; and

(e) all material consents of other Governmental Entities required for the consummation of the transactions contemplated by this Agreement (other than the Sale Order or as otherwise listed in this Section 8.1) shall have been received from the respective Governmental Entities.

Section 8.2 Conditions to Obligations of Buyers.

The obligation of each Buyer to effect the purchase of the Acquired Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) there shall not have been any breach by either Seller in the performance of any of its covenants and agreements herein which shall not have been remedied or cured, other than breaches which are not reasonably expected to have a Material Adverse Effect; each of the representations and warranties of Sellers contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date shall speak only as of such date), other than breaches of representations and warranties which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect;

(b) the Buyers shall have received a certificate from an authorized officer of each of the Sellers, dated as of the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Section 8.2(a) have been satisfied;

(c) the Acquired Assets shall have been released and free and clear of all Encumbrances except any Permitted Liens and the Buyers shall have received acknowledgements with respect to (i) any Indebtedness, Claim or Encumbrance held by or to any Person pursuant to that certain Credit Agreement dated as of October 5, 2000, as amended (the “Pre-Petition Credit Agreement”), among Murray U.S., certain of its affiliates and certain lenders (such lenders being the “Pre-Petition Secured Lenders”), including, without limitation General Electric Credit Corporation and (ii) any Indebtedness, Claim or Encumbrance held by or to any Person pursuant to that certain DIP Credit Agreement dated as of November 16, 2004, as amended (the “Post-Petition Credit Agreement”), among Murray U.S., certain of its affiliates and certain lenders (such lenders being the “Post-Petition Secured Lenders”) including, without limitation General Electric Credit Corporation, that the Acquired Assets shall have been released from any and all such Indebtedness, Claims or Encumbrances and shall attach only to the proceeds of the transactions contemplated hereby;

(d) the Sellers shall have received continued uninterrupted supply through the Closing from the Murray Suzhou Joint Venture and Shenyang Hejin Holding Investment Co. Ltd. (or its successor) of all products and services which either Seller had in accordance with past custom and practice previously received;

(e) the Buyers and the Sellers shall have entered into the Transition Supply Agreement and the Bailment Agreement, such agreements shall have been approved by the Bankruptcy Court pursuant to the applicable provisions of the Bankruptcy Code and Buyers shall be satisfied that the Excluded Real Estate and other Excluded Assets necessary to perform the Transition Supply Agreement will be available to the Sellers on terms which are reasonably acceptable to the Buyers;

(f) the Acquired Assets and the Business shall not have suffered any Material Adverse Effect;

(g) intentionally omitted;

(h) the Buyers shall have entered into Supply Agreements, in form and substance reasonably satisfactory to the Buyers, to replace the Purchasing/Supply Contract dated September 3, 2002 between Murray Suzhou Machinery Manufacturing Co., Ltd. and Murray, Inc. and such other contracts or agreements with the Murray Suzhou Joint Venture or Shenyang Hejin Holding Investment Co. Ltd. as the Buyers may reasonably request;

(i) the Sellers shall have complied with the Bulk Sales Act (Ontario);

(j) the Sellers shall have satisfied all material requirements and obligations under federal and/or state law with respect to the Sellers’ employees and/or any collective bargaining representative of such employees, including, but not limited to, collective bargaining with any representatives of the Sellers’ employees except to the extent that the failure to do any of the foregoing does not constitute a material impediment to the transactions contemplated hereby and/or to the Sellers’ performance under the Transition Supply Agreement and provided, that, satisfaction of this Section 8.2(j) shall not require the Sellers to make cash payments at or before Closing in respect of accrued but unpaid pre-Petition wages owing to employees of Murray U.S.;

(k) no action or failure to act by either Seller with respect to employment matters, as required by federal and/or state law, shall constitute a material impediment to the transactions contemplated hereby and/or to the Sellers’ performance under the Transition Supply Agreement, provided, that, satisfaction of this Section 8.2(k) shall not require the Sellers to make cash payments at or before Closing in respect of accrued but unpaid pre-Petition wages owing to employees of Murray U.S.;

(l) the Sellers shall have provided the Buyers evidence that, after the Closing, Murray Europe and each of its Subsidiaries will change their corporate name to a name which is not confusingly similar to any of the Business Names; and

(m) the Buyers shall have received the other items to be delivered pursuant to Section 4.3.

Any condition specified in this Section 8.2 may be waived by the Buyers; provided that no such waiver shall be effective against any Buyer unless it is set forth in a writing executed by such Buyer.

Section 8.3 Conditions to Obligations of the Sellers.

The obligation of Sellers to effect the sale of the Acquired Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) there shall not have been any breach by either Buyer in the performance of any of its covenants and agreements herein which shall not have been remedied or cured, other than breaches which are not reasonably expected to have a material adverse effect; each of the representations and warranties of Buyers contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date shall speak only as of such date), other than breaches of representations and warranties which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect;

(b) the Sellers shall have received a certificate from an authorized officer of the Buyers, dated as of the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Section 8.3(a) have been satisfied; and

(c) each Seller shall have received the other items to be delivered to it pursuant to Section 4.4.

Any condition specified in this Section 8.3 may be waived by the Sellers; provided that no such waiver shall be effective against either Seller unless it is set forth in writing executed by such Seller.

Article IX

TERMINATION AND ABANDONMENT

Section 9.1 Termination.

If the transactions contemplated hereby have not been previously consummated, this Agreement shall terminate on the earlier to occur of any of the following events, provided that the party so terminating may, in its discretion, extend the time periods provided below or waive the condition, as it sees fit in its sole discretion:

(a) Termination by Buyers. This Agreement may be terminated by the Buyers as a result of:

(i) a violation or breach by, either Seller of any covenant, representation or warranty made by it contained in this Agreement which violation or breach has not been cured by such Seller within ten (10) Business Days of receipt of written notice thereof by the Buyers and is reasonably expected to have a Material Adverse Effect; provided that the Buyers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(a)(i) if such failure results primarily from the Buyers themselves having breached any representation, warranty or covenant contained in this Agreement;

(ii) the Sale Order not being entered by the Bankruptcy Court on or prior to February 7, 2005; provided that the Buyers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(a)(ii) if the failure to obtain such approval within such time period results primarily from the Buyers breaching any representation, warranty or covenant contained in this Agreement;

(iii) either Seller abandons or files a motion with the Bankruptcy Court to abandon all or any material portion of the Acquired Assets;

(iv) the voluntary dismissal or conversion of all or any portion of the Case to a case under chapter 7 of the Bankruptcy Code;

(v) upon the appointment in the Case of a trustee or examiner with managerial powers under section 1104 of the Bankruptcy Code;

(vi) any Order is entered by the Bankruptcy Court which would result in the failure of any of the conditions to the obligations of Buyers or Sellers set forth in Section 8.1;

(vii) either Seller seeking the approval of the Bankruptcy Court to enter into any agreement or consummate any sale or assignment of the equity or any material assets of either Seller other than pursuant to this Agreement;

(viii) any event occurring which renders satisfaction of one or more conditions set forth in Section 8.2 impossible; provided, that the Buyers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(a)(viii) if such failure results primarily from the Buyers themselves having breached any representation, warranty or covenant contained in this Agreement; or

(ix) the Closing not occurring on or prior to March 15, 2005 (the “Termination Date”) provided that the Buyers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(a)(ix) if such failure results primarily from Buyers themselves having breached any representation, warranty or covenant contained in this Agreement.

(b) Termination by Sellers. This Agreement may be terminated by the Sellers as a result of:

(i) any event occurs which renders satisfaction of one or more conditions set forth in Section 8.3 impossible; provided, that the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b)(i) if such failure results primarily from either Seller having breached any representation, warranty or covenant contained in this Agreement;

(ii) a violation or breach by the Buyers of any covenant, representation or warranty made by the Buyers contained in this Agreement which violation or breach has not been cured by the Buyers within ten (10) Business Days of receipt of written notice thereof by the Sellers and is reasonably expected to have a material adverse effect; provided that the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b)(ii) if such failure results primarily from the Sellers having breached any representation, warranty or covenant contained in this Agreement; or

(iii) the Closing not occurring on or prior to the Termination Date; provided that the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b)(iii) if such failure results primarily from Sellers themselves having breached any representation, warranty or covenant contained in this Agreement.

(c) Termination by Buyer or Sellers. This Agreement may be terminated by the Buyers or Sellers as a result of:

(i) if any event occurs which renders satisfaction of one or more conditions set forth in Section 8.1 impossible; provided that neither the Buyers nor the Sellers, as the case may be, shall be entitled to terminate this Agreement pursuant to this Section 9.1(c)(i) if such failure results primarily from the Buyers or the Sellers, as applicable, having breached any representation, warranty or covenant contained in this Agreement; or

(ii) the mutual written agreement of the Buyer and the Sellers.

(d) No Other Termination Rights. Except as expressly permitted under the terms of this Agreement, the parties hereto agree that they shall not have right to terminate or rescind this Agreement.

Section 9.2 Procedure and Effect of Termination.

(a) Withdrawal of Filings; Return of Confidential Information. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

(i) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made; and

(ii) all Confidential Information from any and all of the Sellers shall be returned to the Sellers, and all Confidential Information from the Buyers shall be returned to the Buyer.

(b) Effect of Termination; Payments by the Sellers.

(i) Provided that the Buyers are not in default of its obligations under this Agreement, in the event that (i) the sale to the Buyers does not close by March 15, 2005 because a closing condition set forth within this Agreement is not met, (ii) such closing condition was within the control of either of the Sellers, and (iii) the Buyers elect to terminate this Agreement, then the Buyers shall have earned liquidated damages and not as a penalty the amount of $3,000,000 (the “Liquidated Damages”), and reimbursement of the reasonable fees and expenses (including, attorneys fees and financial advisory fees) of the Buyers in an amount not to exceed $1,000,000 (the “Expense Reimbursement”, and together with the Liquidated Damages, the “Buyer Protection Fees”).

(ii) Pursuant to section 364(c)(1) of the Bankruptcy Code, the Buyer Protection Fees shall be allowed administrative claims in Murray’s chapter 11 case and shall have priority over any and all administrative expenses of the kinds specified in sections 503(b), 506(c), 507(a) or 507(b) of the Bankruptcy Code, provided, however, that the Buyer Protection Fees shall be fully subordinated in right of prior payment in full in cash to, and only to, (x) the carve-out for professionals set forth in the Financing Order, (y) all “Obligations” from time to time owing by the Sellers to the Pre-Petition Secured Lenders under and as defined in the Pre-Petition Credit Agreement and (z) all “Obligations” from time to time owing by the Sellers to the Post-Petition Secured Lenders under and as defined in the Post-Petition Credit Agreement.

(c) Effect of Termination; Release of the Earnest Money Deposit.

(i) Notwithstanding anything to the contrary in this Agreement, the sole and exclusive remedy of the Sellers under this Agreement shall be limited to amounts on deposit in the Escrow Account with respect to the Earnest Money Deposit. If this Agreement is terminated pursuant to Section 9.1(b)(ii) the Buyers and the Sellers shall deliver a written notice within two (2) Business Days of such termination instructing the Escrow Agent to pay the Earnest Money Deposit plus accrued interest thereon to the Sellers by wire transfer of immediately available funds.

(ii) If this Agreement is terminated for any reason other than pursuant to Section 9.1(b)(ii), in addition to the Buyers’ rights (if any) to the Buyer Protection Fees provided in this Agreement, the Buyers and the Sellers shall deliver a written notice, within two (2) Business Days of such termination instructing the Escrow Agent to pay the Earnest Money Deposit plus accrued interest thereon to the Buyers by wire transfer of immediately available funds. For the avoidance of doubt, the parties hereto agree that the distribution to the Buyers of any funds on deposit in the Escrow Account shall not reduce, modify or eliminate the Buyers’ rights (if any) to receive the Buyer Protection Fees.

(d) Survival. The Sellers’ obligations to pay the Buyer Protection Fees, and all other obligations of the Sellers specified in Section 9.2 shall survive the termination of this Agreement. The parties to this Agreement acknowledge and agree that (i) the payment of the Buyer Protection Fees as provided in this Agreement is an essential element of the Buyers’ and Sellers’ decision to enter into this Agreement and (ii) the amount of the Buyer Protection Fees are fair and reasonable and do not constitute a penalty.

Article X

MISCELLANEOUS PROVISIONS

Section 10.1 Amendment and Modification.

This Agreement may be amended, modified or supplemented only by written agreement of the Sellers and the Buyers.

Section 10.2 Waiver of Compliance; Consents.

Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or condition shall not operate as a waiver of, or estoppel with respect to any subsequent or other failure.

Section 10.3 No Survival of Representations and Warranties

Except as expressly set forth herein, the representations and warranties set forth in this Agreement or in the Schedules hereto shall expire with, and be terminated and extinguished at the Closing, and shall not survive the Closing Date. The covenants and agreements set forth in this Agreement (including those covenants and agreements in Article III, Article VII, Article IX and Article X), in the Schedules hereto or in any writing delivered by the Buyers or the Sellers to any other party in connection with this Agreement (including the Transition Supply Agreement and the Bailment Agreement) shall survive the Closing and shall only expire, terminate and be extinguished upon termination of the Transition Supply Agreement.

Section 10.4 No Impediment to Liquidation.

Nothing herein shall be deemed or construed as to limit, restrict or impose any impediment to the Sellers’ right to liquidate, dissolve and wind-up its affairs and to cease all business activities and operations at such time as its obligations hereunder have been completed following the Closing.

Section 10.5 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given (i) when personally sent/delivered, by facsimile transmission (with hard copy to follow) or sent by reputable express courier (charges prepaid) or (ii) five (5) days following mailing by registered or certified mail postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Sellers and Buyers shall be sent to the addresses indicated below:

(a) If to the Sellers, to:

Attention:
Murray, Inc.
219 Franklin Road
Brentwood, TN 37024
Attention:	Chief Executive Officer

Facsimile:	(615) 373-6594

With a copy to (which shall not constitute notice):

Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C.
919 North Market Street, 16th Floor
Wilmington, DE 19801
Attention:	Richard M. Pachulski, Esq.
Laura Davis Jones, Esq.

Facsimile: (302) 652-4400

(b) if to any of the Buyers, to:

Briggs & Stratton Power Products Group, LLC

12301 West Wirth Street
Wauwatosa, WI 53222
Attention: General Counsel

Facsimile:	(414) 259-5773

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
153 East 53rd
New York, NY 10022
Attention:	Matthew A. Cantor, Esq.
Jonathan S. Henes, Esq.

Facsimile:	(212) 446-4900

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60653
Attention:	Mark B. Tresnowski, Esq.

Facsimile:	(312) 660-7903

Section 10.6 Assignment.

Except as otherwise expressly provided herein, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder. Any assignment of this Agreement or any of the rights, interests or obligations hereunder in contravention of this Section 10.6 shall be null and void and shall not bind or be recognized by the parties hereto. Notwithstanding the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Sellers or any of their Affiliates (including any beneficiary or dependent thereof). Notwithstanding the foregoing, the Sellers shall have the right to assign any and all of their rights under this Agreement (and any other documents or agreements entered into in connection with, or in furtherance of the transaction contemplated by this Agreement) to a trust or other entity established pursuant to, or in connection with a liquidation, winding up, reorganization or similar proceeding.

Section 10.7 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin (regardless of the laws that might otherwise govern under applicable Wisconsin principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

Section 10.8 Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.9 Schedules and Exhibits.

All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

Section 10.10 Entire Agreement.

This Agreement, the Confidentiality Agreement and the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all oral or written prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.

Section 10.11 Submission to Jurisdiction.

The Buyers and the Sellers irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or relating to this Agreement and, except for the Transition Supply Agreement, any other agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby. The Buyers and the Sellers additionally hereby irrevocably agree that all claims in respect of such dispute or proceedings may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

Section 10.12 No Strict Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.13 No Waiver; Reservation of Rights.

Nothing in this Agreement shall waive any rights, remedies or Claims of B&S, any Buyer or any of their Affiliates against the Parent, either Seller or any of their Subsidiaries and Affiliates, including any Claims of B&S, any Buyer or any of their Affiliates for amounts owing by the Parent, either Seller or any of their Subsidiaries or Affiliates with respect to the B&S

Payables. B&S, the Buyers and their Affiliates expressly reserve all rights with regard to any claim against the Parent, either Seller and their Subsidiaries and Affiliates; provided that, the Buyers agree that they shall not set off any amounts payable in respect of the Purchase Price for the Acquired Assets by reason of any claims it may have against the Sellers with respect to the B&S Payables.

Section 10.14 Attorneys Fees and Costs

In the event of a dispute hereunder, in addition to any other remedies provided for herein, the prevailing party to any such dispute shall be entitled to recover its reasonable attorney’s fees, costs and expenses incurred in connection with enforcement of this Agreement, as determined by the Bankruptcy Court.

Section 10.15 No Implied Warranties

EXCEPT FOR SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE ACQUIRED ASSETS ARE BEING SOLD ON AN “AS IS,” “WHERE IS” BASIS AND NEITHER SELLER MAKES ANY WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY, FITNESS OR OTHERWISE WITH RESPECT TO THE ACQUIRED ASSETS WHICH EXTEND BEYOND THE AFORESAID SPECIFIC REPRESENTATIONS AND WARRANTIES.

* * * * *

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be duly executed and delivered as of the day and year first above written.

MURRAY, INC.

By:	/s/ G. Alan Shaw
Name:	G. Alan Shaw
Title:	President and Chief Executive Officer

MURRAY CANADA CO.

By:	/s/ G. Alan Shaw
Name:	G. Alan Shaw
Title:	President and Chief Executive Officer

BRIGGS & STRATTON POWER PRODUCTS GROUP, LLC as Briggs U.S.

By:	/s/ Todd J. Teske
Name:	Todd J. Teske
Title:	President

BRIGGS & STRATTON CANADA INC. as Briggs Canada

By:	/s/ Todd J. Teske
Name:	Todd J. Teske
Title:	President

EXHIBIT O

PERMITTED LIENS

Liens and security interests as set forth below (“Recorded Liens”), for which UCC-1 financing statements filed against Murray, Inc. and/or Murray Canada Co. (collectively, “Sellers”). Notwithstanding the inclusion of such putative liens and security interests herein, except as expressly provided otherwise in the Agreement or other schedules and exhibits thereto, the Sellers reserve all of their rights with respect to the Recorded Liens and do not acknowledge or admit the validity, priority, and/or extent of the Recorded Liens. The aggregate amount of Indebtedness for all Permitted Liens listed below does not exceed in the aggregate $200,000.

Debtor	Secured Party	Jurisdiction / File #	Collateral/Description
Murray, Inc.	Tennant Financial Services	Tennessee, 993060449 (filed 11/18/99)	Tennant Model 528 Rider-Scrubber, with all attachments and accessories, insurance, and proceeds

Murray, Inc.	Lease Operations	Tennessee, 102053519 (filed 11/15/02)	OFD# 7317 (Oracle software) and specific personal property

Murray, Inc.	Toshiba America Information Systems, Inc.	Tennessee, 301083365 (filed 6/25/01)	Specific copiers

Murray, Inc.	Toshiba Financial Services	Tennessee, 301083403 (filed 6/01)	Specific Toshiba and Canon equipment

Murray, Inc.	Newcourt Leasing Corp.	Texas	Ricoh model AF3006

Murray Canada Co.	Danka Financial Services	Ontario, 888795999 (Reg. No. 20021031 1615 7029 7595 / 20021105 1616 7029 7661)	Digital copier, proceeds thereof